                                                                    EXHIBIT 10.3

                AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT


--------------------------------------------------------------------------------


                           QUICKSILVER RESOURCES INC.

                                   as Seller


                                      and


                                MARINER GAS LLC

                                    as Buyer


--------------------------------------------------------------------------------


                           Dated as of March 31, 2000

                               TABLE OF CONTENTS
                               -----------------


                                                                            Page
                                                                            ----

ARTICLE I     DEFINITIONS...................................................  2

ARTICLE II    PURCHASE AND SALE; PURCHASE PRICE.............................  14
        2.01  Purchase and Sale; Purchase Price.............................  14
        2.02  Effective Date; Allocation of Revenue, Expenses, Taxes, Rights
              and Obligations...............................................  14
        2.03  Purchase Price Allocation.....................................  15

ARTICLE III   REPRESENTATIONS AND WARRANTIES................................  15
        3.01  Representations and Warranties of Seller......................  15
        3.02  Representations and Warranties of Buyer.......................  25
        3.03  Disclaimers of Other Representations and Warranties...........  26

ARTICLE IV    COVENANTS.....................................................  27
        4.01  Covenants of Seller...........................................  27

ARTICLE V     CLOSING.......................................................  29
        5.01  Date of Closing...............................................  29
        5.02  Place of Closing..............................................  29
        5.03  Closing Obligations...........................................  29
        5.04  Additional Actions............................................  31

ARTICLE VI    TAX CREDIT MATTERS............................................  31
        6.01  Quarterly Statements..........................................  31
        6.02  Annual Recalculation..........................................  31
        6.03  Change in Law Recalculations..................................  32

ARTICLE VII   CALCULATION OF AGGREGATE TAX CREDITS..........................  34
        7.01  Credit Calculation Representation.............................  34
        7.02  Credit Calculation Assumption; Buyer-Assumed Risks............  34
        7.03  Correction of Net Profits Calculation for Tax Loss............  36
        7.04  Buyer's Covenants.............................................  36
        7.05  Requirement to Contest........................................  37
        7.06  Control.......................................................  37
        7.07  Information...................................................  38
        7.08  Settlements...................................................  38
        7.09  Waiver........................................................  38
        7.10  Adjustments...................................................  39

ARTICLE VIII  OTHER OBLIGATIONS AFTER CLOSING...............................  39
        8.01  Sales Taxes and Recording Fees................................  39
        8.02  Indemnification (Other Than For Lost Tax Credits).............  39
        8.03  Further Assurances............................................  42
        8.04  Survival......................................................  42
        8.05  Tax Reporting and Ruling......................................  42
        8.06  Allocation of Unit Production.................................  46
        8.07  Preferential Rights; CMS Title Defects;
              Corrective Assignments........................................  46
        8.08  Compression Arrangements......................................  48

ARTICLE IX    SELLER'S OPTION TO PURCHASE OIL AND GAS INTERESTS.............  49
        9.01  Grant of Seller's Option......................................  49
        9.02  Term of the Seller's Option...................................  49
        9.03  Exercise of the Seller's Option...............................  49
        9.04  The Seller's Option Purchase Price............................  50
        9.05  Seller's Option Closing Date..................................  52
        9.06  Refund of Unused Abandonment Reserve..........................  53
        9.07  Extension of Option Period....................................  53

ARTICLE X     BUYER'S OPTION TO PURCHASE OIL AND GAS INTERESTS..............  54
       10.01  Grant of Buyer's Option.......................................  54
       10.02  Term of the Buyer's Option....................................  54
       10.03  Exercise of the Buyer's Option................................  55
       10.04  The Buyer's Option Purchase Price.............................  55
       10.05  Buyer's Option Closing Date...................................  56
       10.06  Assignability.................................................  57
       10.07  Extension of Option Period....................................  58

ARTICLE XI    ARBITRATION...................................................  58
       11.01  Submission to Arbitration.....................................  58
       11.02  Initiation of Arbitration and Selection of Arbitrators........  58
       11.03  Arbitration Procedures........................................  58
       11.04  Enforcement...................................................  59
       11.05  Fees and Costs................................................  59

ARTICLE XII   MISCELLANEOUS.................................................  59
       12.01  Exhibits and Schedules........................................  59
       12.02  Expenses......................................................  59
       12.03  Notices.......................................................  59
       12.04  Amendment.....................................................  60
       12.05  Assignment....................................................  60
       12.06  Announcements.................................................  61
       12.07  Confidentiality...............................................  61
       12.08  Headings......................................................  62
       12.09  Counterparts..................................................  62

       12.10  References....................................................  62
       12.11  Governing Law.................................................  62
       12.12  Entire Agreement..............................................  62
       12.13  Mutually Drafted..............................................  62
       12.14  Parties in Interest...........................................  63
       12.15  Late Payments.................................................  63

                             EXHIBITS AND SCHEDULES
                             ----------------------


                                      Exhibits
                                      --------

Exhibit               Description
-------               -----------
 A                    Interests
 B                    Amended and Restated Assignment of Enforcement Rights
 C                    Non-Foreign Status Certificate
 D                    Opinion of Buyer's Counsel
 E-1                  Opinion of Seller's Counsel
 E-2                  Opinion of Seller's Michigan Counsel
 F                    Amended and Restated Fixed Payment Note
 G                    Assignment
 H-1                  Conveyance of Production Payment
 H-2                  First Amendment to Conveyance of Production Payment
 I                    CMS Estoppel Certificate
 J                    Form of Cinnabar Gas Sales Contract


                                   Schedules
                                   ---------

Schedule              Description
--------              -----------
 1.1                  Scheduled Amounts
 1.2                  [Intentionally Omitted]
 1.3                  Qualified Wells
 1.4                  Rework Operations
 3.01(h)(7)           Contested Taxes
 3.01(h)(8)           Contested Mechanics Liens
 3.01(k)              Lease Defaults
 3.01(l)              Material Contracts Requiring Further Action
 3.01(m)              Unpaid Royalties, Rentals and Other Payments
 3.01(n)              Preferential Rights
 3.01(q)              Threatened or Pending Litigation
 3.01(w)              Marketing, Sales and Transportation Contracts
 3.01(x)(i)           API Well Numbers
 3.01(x)(ii)(A)       Wells Affected by IRS Claim
 3.01(aa)             License Agreements
 3.01(cc)             Gas Gathering, Compression, Dehydration, Water Disposal,
                      CO\\2\\Removal, and Gas Marketing
 3.01(gg)             Persons Taking Gas
 5.03(i)(1)           Title Opinions
 5.03(i)(2)           Title Reports
 5.03(k)              Certificates of Existing Insurance

 8.05(f)              Rulings to be Requested
 8.08                 Compression Contracts

               AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT
               ------------------------------------------------


     THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this "Agreement") executed this ___ day of May, 2000, to be effective for all purposes as of March 31, 2000, is between QUICKSILVER RESOURCES INC., a Delaware corporation ("Seller"), and MARINER GAS LLC, a Massachusetts limited liability company ("Buyer"). Seller and Buyer are sometimes individually referred to herein as a "party" or collectively as the "parties."

                                   RECITALS
                                   --------

     A. The parties executed and delivered that Purchase and Sale Agreement dated March 31, 2000 (the "Original Agreement") pursuant to which Seller sold the Interests (as defined below) to Buyer.

     B. The parties desire to correct and clarify certain provisions of the Original Purchase Agreement and, accordingly, are amending and restating the Original Purchase Agreement in its entirety as set forth below.

     In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby amend and restate the Original Purchase Agreement as follows:


                                   ARTICLE I
                                   ---------

                                  DEFINITIONS

          "AAA" means the American Arbitration Association.

          "Adverse Consequences" means all actions, suits, arbitrations, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys', consultants' and experts' fees and expenses.

          "Adverse Tax Bill" means a bill which (i) if enacted would have the effect of reducing or eliminating the availability to Buyer or any member of Buyer of Aggregate Tax Credits and (ii) has a reasonable possibility of being enacted into law, such determination to be made by Buyer using its reasonable good faith judgment after consultation with Seller and consideration of who is sponsoring the bill, whether it is being considered by committee, the disposition of similar bills in prior years and other relevant factors.

          "Affiliate" means, with respect to any Person, any other Person which either directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes hereof "control" means the right or power to direct the policies of another through management authority, stock ownership, delegated authority, voting rights, contract or otherwise.

          "Aggregate Discounted CIL Loss" is defined in Section 6.03.

          "Aggregate Tax Credits" means, with respect to any Quarterly Period, the product of (i) the amount of Qualified Production (expressed in MMBtus) and
(ii) the Tax Credit Rate, which amounts will be accurately reflected by Seller in the Quarterly Statement delivered to Buyer with respect to such Quarterly Period and which will reflect any Change in Law.

          "Allocated Value" is defined in Section 8.02(c).

          "Applicable Interest" means, with respect to any payment amount and period specified in this Agreement, interest on such amount calculated at the Applicable Rate during such period, expressed as an average daily rate and compounded monthly.

          "Applicable Rate" means, at any time, the lesser of (i) the highest rate of interest payable on any outstanding loans from Senior Lenders under the Senior Loan Document (determined as if no Event of Default (as defined in the Senior Loan Document) has occurred), provided, if there are no loans outstanding from the Senior Lenders, then the rate under this clause (i) shall be the Prime Rate; and (ii) the maximum non-usurious rate of interest under applicable law.

          "Assignment" means that certain Assignment dated as of the Effective Date conveying the Interests from Seller to Buyer.

          "Assignment of Enforcement Rights" means the Amended and Restated Assignment of Enforcement Rights between Buyer and Seller substantially in the form of Exhibit B hereto, which amends and restates in its entirety that Assignment of Enforcement Rights (the "Original Assignment of Enforcement Rights") executed and delivered by Buyer and Seller at the Closing.

          "BOA" means Bank of America, N.A.

          "Buyer-Assumed Risk Event" is defined in Section 7.02.

          "Buyer's Exercise Termination Date" is defined in Section 10.04.

          "Buyer's Option" is defined in Section 10.01.

          "Buyer's Option Closing Date" is defined in Section 10.03.

          "Buyer's Option Exercise Date" is defined in Section 10.03.

          "Buyer's Option Purchase Price" is defined in Section 10.02.

          "Capital Contribution Termination Date" means December 31, 2002, or such later date through which Qualified Production qualifies for tax credits under section 29 of the Code as a result of an amendment to or affecting section 29(f) of the Code.

          "Carried Claim" is defined in Section 7.05.

          "Cash Portion of the Purchase Price" is defined in Section 2.01.

          "CERCLA" is defined in Section 3.01(t).

          "Change in Law" means any (i) amendment to or repeal of (or the enactment of legislation affecting) section 29 of the Code (or any renumbered, successor or replacement provision of the Code) enacted after the Closing Date,
(ii) issuance or amendment of temporary or final regulations, rulings or other materials under section 29 of the Code by the IRS or the Treasury Department after the Closing Date, or (iii) administrative or judicial decision after the Closing Date interpreting a provision of section 29 of the Code, or another section of the Code the interpretation of which affects the application of section 29 of the Code, that reduces or eliminates the amount of section 29 tax credits available to the Buyer or any member of Buyer. A Change in Law shall not include any of the items described in the preceding sentence if a Final Determination incorporating such items would be a Buyer-Assumed Risk Event under Sections 7.02(a)(ii), (iii) or (iv). The adjustments to the Tax Credit Rate for the Inflation Adjustment Factor, as published from time to time, pursuant to section 29 of the Code as it exists on the Effective Date, shall not constitute a Change in Law.

          "CIL Effective Date" is defined in Section 6.03.

          "CIL Loss" is defined in Section 6.03.

          "CIL Rescheduled Amount" is defined in Section 6.03.

          "Cinnabar" means Cinnabar Energy Services & Trading LLC, which is owned 50% by Seller.

          "Cinnabar Gas Sales Contract" means that Gas Purchase Agreement dated effective as of March 31, 2000 between the Buyer, as seller, and Cinnabar, as purchaser, providing for the purchase of gas produced from the Interests for a period of five years, in the form of Exhibit J hereto.

          "Claim Notice" is defined in Section 8.02(e).

          "Closing" is defined in Section 5.01.

          "Closing Date" is defined in Section 5.01.

          "CMS" means CMS Oil and Gas Company.

          "CMS Agreement" means that Purchase and Sale Agreement dated as of March 4, 2000, between CMS, as seller, and Seller, as buyer.

          "CMS Estoppel Certificate" means the Agreement dated March 31, 2000 between CMS and Buyer.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Confidential Information" is defined in Section 12.07.

          "Credit Calculation Assumption" is defined in Section 7.02.

          "Credit Calculation Representation" is defined in Section 7.01.

          "Disallowed Credits" is defined in Section 7.03.

          "Effective Date" means 7:00 A.M. Central Standard Time on March 31, 2000.

          "Engineering Firm" is defined in Section 9.04(b).

          "Environmental Laws" is defined in Section 3.01(t).

          "Excess Credit Capital Contribution" is defined in Section 3.2(a) of the LLC Agreement.

          "Excess Credit Contribution Cap" is defined in Section 3.3(a) of the LLC Agreement.

          "Excess Tax Credits" means, with respect to any Quarterly Period, the amount, if any, by which the Aggregate Tax Credits exceed the Scheduled Amount for such Quarterly Period.

          "FERC" is defined in Section 3.01(x).

          "Final Determination" means, with respect to a Tax Claim, (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or after the time for filing such appeals has expired, or (ii) a settlement agreement binding upon Buyer that is entered into in connection with an administrative or judicial proceeding following Buyer's receipt of either (A) Seller's Waiver or (B) a Settlement Acceptance Notice.

          "Fixed Payment Note" means that Amended and Restated Fixed Payment Note made by Buyer to Seller, substantially in the form of Exhibit F, which amends and restates in its entirety that Fixed Payment Note (the "Original Fixed Payment Note") executed and delivered by Buyer to Seller at the Closing.

          "4/1/2000 Discounted CIL Loss" is defined in Section 6.03.

          "Full Production Date" means 7:00 A.M. local time, of the day after the day on which 183,949,431 Mcf of Gas attributable to the Interests have been produced and sold after the Effective Date from the Wells.

          "Gas" means Devonian shale hydrocarbon gas produced from the Wells from the Antrim Formation.

          "Hazardous Substances" is defined in Section 3.01(t).

          "Hydrocarbons" is defined in paragraph (ii) of the definition of Working Interests.

          "Imputed Discount Rate" is defined in Section 6.03.

          "Independent Tax Counsel" means (i) in the case of Seller, Cantey & Hanger, L.L.P., or any other law firm selected by Seller and reasonably acceptable to Buyer and (ii) in the case of Buyer, Holme Roberts & Owen LLP or any other law firm selected by Buyer and reasonably acceptable to Seller.

          "Infill Wells" means any additional wells located on the Land or recompletions of wells on the Land (other than recompletions of the Qualified Wells in the Antrim Formation that produce Qualified Production).

          "Inflation Adjustment Factor" means the inflation adjustment factor published by the IRS pursuant to section 29 d)(2)(B) of the Code.

          "Intercreditor Agreement" means the Intercreditor Agreement dated March 31, 2000 by and among Buyer, BOA, as Agent for the Senior Lenders, and TCW, as Agent for the Note Purchasers.

          "Interests" means all of the following, subject to the Production
Payment:

               (i)    99.5% of the Working Interests set forth in Exhibit A,
     Part I of II attached hereto, insofar and only insofar as Working Interests were acquired by

     Seller pursuant to that certain Assignment dated March 31, 2000 from CMS Oil and Gas Company, a Michigan corporation, into Seller;

               (ii) 100% of the Working Interests set forth on Exhibit A, Part II of II attached hereto, insofar and only insofar as such Working Interests were acquired by Seller pursuant to that certain Assignment dated March 31, 2000 from Terra Energy Ltd., a Michigan corporation, into Seller;

               (iii) the Interests shall not include, and Seller further reserves and excepts unto itself, the right to receive all oil, gas and other hydrocarbons that are produced, saved and sold from wells other than the Wells and Seller shall bear and pay all operating costs and other costs and expenses attributable to such reserved production;

               (iv) the Interests shall not include, and Seller also reserves the right to use the lateral pipelines downstream of the central processing facilities for the Wells and Units to the extent there is capacity in excess of that necessary to transport gas produced from the Wells; and Seller also reserves any unused second-line or multiple-line rights under the rights-of-way and easements for such lateral pipelines and any other pipeline or gas transportation rights necessary to comply with applicable law;

               (v) the Interests shall not include, and Seller also reserves, the compressors owned by Seller and used to compress gas produced from the Wells and the lateral pipelines downstream from such compressors to the point such lateral pipelines connect to a lateral pipeline or other pipeline owned by a third party; and

               (vi)   the Buyer's Option.

          "IRS" means the Internal Revenue Service.

          "Knowledge" shall mean, with respect to any entity, the actual knowledge of any officer, manager, or member of such entity.

          "Land" shall mean all of the land described in Exhibit A or otherwise included within the boundary of any Unit, limited to the Antrim Formation.

          "Late Payment Interest Rate" means the lesser of (i) the Prime Rate plus three percent and (ii) the maximum non-usurious rate of interest under applicable law.

          "Leases" is defined in paragraph (i) of the definition of Working Interests.

          "Legal Opinion" means a written opinion of Seller's Independent Tax Counsel addressed to Buyer and meeting customary professional standards relating to opinions of such type.

          "LLC Agreement" means the Mariner Gas LLC Operating Agreement dated effective as of March 8, 2000, between State Street Bank and Trust Company and Antrim Corporation, as the members.

          "Loss" is defined in Section 8.02(e).

          "Lost Scheduled Amount" with respect to any Qualified Well shall be an amount equal to $20,000,000.00 multiplied by a fraction whose numerator is the Allocated Value of such Qualified Well and whose denominator is the Allocated Value of all the Qualified Wells.

          "Management Agreement" means that certain Amended and Restated Management Agreement dated as of the Effective Date between the Manager and Buyer with respect to the Interests, which amends and restates in its entirety that Management Agreement (the "Original Management Agreement") executed and delivered by Buyer and Seller at the Closing.

          "Manager" means Quicksilver Resources Inc., a Delaware corporation, or any successor Manager under the Management Agreement.

          "Mariner Mortgage" means that certain Mortgage dated as of the Effective Date given by Buyer, as mortgagor, to Seller, as mortgagee, covering the Interests, as amended by that First Amendment to Mortgage dated as of the Effective Date.

          "Mariner Lien Documents" means those lien affidavits, UCC-l's and other documents requested by Buyer or by Seller to evidence of record the liens and security interests granted by the Mariner Mortgage and the Quicksilver Mortgage.

          "Mcf" mean 1,000 cubic feet at a temperature of sixty degrees Fahrenheit (60F) and at a pressure of fourteen and sixty-five one-hundredths pounds per square inch absolute (14.65 psia).

          "MMBtu" means million British thermal units.

          "Negative Final Determination" means a Final Determination which upholds the position of the IRS set forth in a Tax Claim.

          "Net Profits" is defined in the PP Document.

          "Net Profits Account"  is defined in the PP Document.

          "Net Revenue Interests" is defined in Section 3.01(i).

          "NGPA" is defined in Section 3.01(x).

          "NGPA Regulations" is defined in Section 3.01(x).

          "No Ruling Notice" is defined in Section 8.5(f).

          "Non-Mariner Properties" is defined in Section 8.07(e).

          "Non-Qualified Wells" means the Wells other than the Qualified Wells.

          "Permitted Encumbrances" is defined in Section 3.01(h).

          "Person" means any natural person, association, trust, partnership, limited liability company, corporation, governmental entity, or other legal entity.

          "Positive Final Determination" means a Final Determination which rejects the position of the IRS set forth in a Tax Claim.

          "PP Document" means that certain Conveyance of Production Payment dated as of the Effective Date between Buyer, as assignor, and Seller, as assignee, covering the Interests, as amended by that First Amendment to Conveyance of Production Payment dated as of the Effective Date.

          "PP Partial Release Payment" is defined in Section 10.04(b).

          "Prime Rate" means the lesser of (i) the rate of interest charged by Bank of America, N.A., or its successor, from time to time, as announced by such bank as its prime or base rate of interest, and (ii) the maximum non-usurious rate under applicable law.

          "Production Payment" means the production payment conveyed by Buyer to Seller in the PP Document.

          "Projected Qualified Production" is defined in Section 6.03.

          "Purchase Price" is defined in Section 2.01.

          "Qualified Production" means Gas produced and sold from the Qualified Wells after the Effective Date but if and only if, and only to the extent that, such Gas constitutes "qualified fuel" under section 29(c)(1)(B)(i) of the Code to which the credit provided for by section 29(a) of the Code applies. The amount of Qualified Production with respect to any Quarterly Period shall be estimated for purposes of delivery of a Quarterly Statement and shall be subsequently adjusted as provided in Section 6.02.

          "Qualified Wells" means the wells listed on Schedule 1.3 hereto.

          "Quarterly Period" means a calendar quarter, provided that the first Quarterly Period shall mean the period from the Effective Date up to and including June 30,

2000 and the last Quarterly Period shall mean that portion of the calendar quarter in which the Capital Contribution Termination Date occurs from the beginning of such calendar quarter up to and including the Capital Contribution Termination Date.

          "Quarterly Scheduled Amount Deficit" is defined in the PP Document.

          "Quarterly Statement" is defined in Section 6.01.

          "Quicksilver Abandonment Account-PP" is defined in the PP Document.

          "Quicksilver Guaranty" means that certain Amended and Restated Guaranty Agreement of even date from Seller to Buyer guarantying the payment and performance of 50% of Cinnabar's obligations under the Cinnabar Gas Sales Contract, which amends and restates in its entirety that Guaranty Agreement (the "Original Guaranty") executed and delivered by Seller at the Closing.

          "Quicksilver Mortgage" means that certain Mortgage dated as of the Effective Date given by Seller, as mortgagor, to Buyer, as mortgagee, covering the Production Payment, the Reversionary Interest and Seller's other interests in the Land, Wells and Units, as amended by that First Amendment to Mortgage dated as of the Effective Date.

          "RCRA" is defined in Section 3.01(t).

          "Recalculation Statement" is defined in Section 6.02.

          "Reserve Report" means the reserve report prepared by Schlumberger Holditch-Reservoir Technologies Consulting Services dated March 8, 2000 effective as of April 1, 2000, covering the Interests.

          "Reversionary Interest" means 75% of the Interests ((i) excluding equipment and other tangible Interests disposed of in the ordinary course of business, and Leases and Units that have expired, been terminated or defeased in the ordinary course of business or by the Manager under the Management Agreement, and (ii) including any additions to the equipment and other tangible property owned by Buyer and located on the Land, appurtenant thereto or used or obtained in connection therewith or with the production, gathering, treatment, processing, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto), which shall automatically revert to and vest in Seller on the Full Production Date.

          "Rework Operations" means the fracturing and other reworking operations described on Schedule 1.4 to be undertaken by the Seller, in its capacity as the Manager under the Management Agreement, after the Effective Date for the purpose of increasing the volumes of Qualified Production produced from the subject Qualified Wells.

          "Scheduled Amount" means, for each Quarterly Period ending on or before December 31, 2002, the amount set forth in Schedule 1.1.

          "Scheduled Amount Deficit Distributions" is defined in the Management Agreement.

          "Section 7.03 Amount" is defined in Section 7.03.

          "Seller's Acknowledgment" is defined in Section 7.05.

          "Seller's Exercise Termination Date" is defined in Section 9.02.

          "Seller's Interests" is defined in Section 10.01.

          "Seller's Option" is defined in Section 9.01.

          "Seller's Option Closing Date" is defined in Section 9.02.

          "Seller's Option Exercise Date" is defined in Section 9.02.

          "Seller's Option Purchase Price" is defined in Section 9.02.

          "Seller's Waiver" is defined in Section 7.05.

          "Senior Lenders" is defined in Section 3.01(ee).

          "Senior Loan Document" is defined in Section 3.01(ee).

          "Settlement Acceptance Notice" is defined in Section 7.08.

          "Settlement Notice" is defined in Section 7.08.

          "Sub-Debt Lenders" is defined in Section 3.01(ff).

          "Sub-Debt Note Purchase Agreement" is defined in Section 3.01(ff).

          "Tax Claim Notice" is defined in Section 7.04(b).

          "Tax Claim" means any claim by the IRS contained in a written notification to Buyer, but only to the extent such claim (i) proposes to disallow any portion of the Aggregate Tax Credits claimed by Buyer as set forth in a Quarterly Statement for a Quarterly Period and (ii) could result in Seller incurring an obligation to make payment of a Section 7.03 Amount to Buyer under
Section 7.03 hereof if such proposed disallowance were sustained.

          "Tax Credit Rate" means, for any Quarterly Period, the dollar value per MMBtu of the credit provided for federal income tax purposes under section 29 of the Code for natural gas produced from Devonian shale, taking into account any Change in Law. For purposes of delivery of a Quarterly Statement, it shall be assumed that the Inflation Adjustment Factor for the calendar year which includes such Quarterly Period is equal to 102% of the Inflation Adjustment Factor applicable to the preceding calendar year. The Tax Credit Rate shall be subsequently adjusted as provided in Section 6.02.

          "Tax Indemnity" means the indemnity provisions of Article VII.

          "Tax Loss" shall occur if there is a Final Determination that Buyer was not entitled to all or any portion of the Aggregate Tax Credits claimed by Buyer, to the extent such Aggregate Tax Credits were reflected on a Quarterly Statement.

          "Tax Loss Notice" is defined in Section 7.03.

          "TCW" means TCW Asset Management Company.

          "Terra" is defined in Section 3.01(j).

          "Transaction" means the transactions contemplated by this Agreement.

          "Transaction Documents" means this Agreement, the Fixed Payment Note, the Assignment of Enforcement Rights, the Assignment, the PP Document, the Quicksilver Mortgage, the Mariner Mortgage, Mariner Lien Documents, the Management Agreement, the Cinnabar Gas Sales Contract, the Quicksilver Guaranty, and each instrument and document delivered pursuant to this Agreement.

          "Treasury Regulations" means the regulations promulgated by the United States Treasury Department with respect to the Code.

          " Trigger Date" is defined in Section 9.02(a).

          "Undiscounted CIL Loss" is defined in Section 6.03.

          "Units" means the units described in Exhibit A covering the Land, limited to the Antrim Formation.

          "Variables" is defined in Section 8.07(d).

          "Wells" means the oil and gas wells described in Exhibit A and all other oil and gas wells included within any Unit, but excluding Infill Wells.

          "Working Interests" means all of the following:

               (i) All of Seller's rights, title and interest in and to the entire estates created by all leases, and in and to all royalties, overriding royalty interests, mineral fee interests and other interests, licenses, permits and other agreements described in Exhibit A, insofar and only insofar as they cover and relate to the Land (the "Leases"), and the Units, together with all of Seller's rights, title and interest in and to the Qualified Wells and the Non-Qualified Wells, all of Seller's other right, title and interest in and to the Leases, royalties, overriding royalty interests, mineral fee interests and other interests, Land, Units and Wells, the property and rights incident thereto, including all rights in, to and under all agreements, product purchase and sale contracts, leases, permits, rights-of-way, easements, licenses, farmouts, options and orders in any way relating thereto, insofar as they relate thereto;

               (ii) All of Seller's right, title and interest in and to all of the personal property, fixtures and improvements, permits, licenses, approvals, servitudes, rights-of-way, easements, surface leases and other surface rights (including, but not limited to, any wells, tanks, boilers, buildings, injection and disposal wells, injection facilities, saltwater disposal facilities, central processing facilities, metering facilities, compression facilities, gathering systems, laterals and other appurtenances and facilities) now or as of the Effective Date on the Land, appurtenant thereto or used or obtained in connection therewith or with the production, gathering, treatment, processing, sale or disposal of oil, gas and other hydrocarbons and non-hydrocarbon gas from the Wells (including, without limitation, carbon dioxide) (collectively, "Hydrocarbons") or water produced therefrom or attributable thereto; and all other appurtenances thereunto belonging insofar and only insofar as the same relate to the Wells and Seller's Net Revenue Interest for each Unit arising from Seller's interests in the Wells within each such Unit, the operation thereof and the production, gathering, treatment, processing, sale or disposal of Hydrocarbons therefrom;

               (iii) All of Seller's right, title and interest, to the extent transferable, in and to all existing and effective unitization, pooling and communitization agreements, declarations and orders, and the properties covered thereby and the production of Hydrocarbons attributable to said properties and interests after the Effective Date, insofar and only insofar as the same arise from the interests of Seller described in paragraphs (i) or (ii) above; and

               (iv) All of Seller's right, title and interest, to the extent transferable, in and to existing and effective oil, gas (including carbon dioxide), liquids, condensate, casinghead gas and gas sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout agreements and other contracts, agreements and instruments, insofar and only insofar as they relate to any of the properties and interests of Seller described in paragraphs (i), (ii), or (iii) above.


                                  ARTICLE II
                                  ----------

                       PURCHASE AND SALE; PURCHASE PRICE

     2.01 Purchase and Sale; Purchase Price. Seller agrees to sell and convey and Buyer agrees to purchase and pay for the Interests, subject to the terms and conditions of this Agreement. The purchase price for the Interests (the "Purchase Price") shall be: (i) cash in the amount of $25,000,000.00 to the Seller (the "Cash Portion of the Purchase Price"), which is being paid in immediately available funds at the Closing to CMS on behalf of Seller, (ii) the Production Payment burdening the Interests, which is being conveyed by Buyer to Seller in the PP Document and (iii) amounts payable to Seller pursuant to the Fixed Payment Note.

     2.02 Effective Date; Allocation of Revenue, Expenses, Taxes, Rights and Obligations. The effective date of the conveyance of the Interests for purposes of allocating revenue, expenses and taxes in regard to the Interests, shall be the Effective Date. Buyer shall be entitled to revenue from operations and the sale of Hydrocarbons produced from or attributable to the Interests on or after the Effective Date, and Buyer shall pay for expenses relating to such production. Seller shall be entitled to revenue from operations and the sale of Hydrocarbons produced from or attributable to the Interests before the Effective Date, and shall pay expenses relating to such production. Taxes relating to the Interests, including ad valorem, property, production, severance and other taxes (other than income taxes) shall be allocated in the same manner as other expenses, with taxes that are measured by or relate to production being treated as expenses in connection with such production regardless of the period for which such taxes are assessed.

     2.03 Purchase Price Allocation. Seller and Buyer shall cooperate in the preparation of Internal Revenue Service Form 8594, including all required amendments thereto, in accordance with section 1060 of the Code and the Treasury Regulations promulgated thereunder, to report the allocation of the Purchase Price among the Interests.


                                  ARTICLE III
                                  -----------

                        REPRESENTATIONS AND WARRANTIES

     3.01 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

               (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

               (b) Seller has all requisite corporate power and authority to carry on its business as presently conducted, to enter into the Transaction Documents, and to perform its obligations under the Transaction Documents. The consummation of the transactions contemplated by the Transaction Documents will not violate, nor be in conflict with, any provision of Seller's articles or certificate of incorporation, bylaws or other governing documents, or any agreement or instrument to which Seller is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

               (c) The execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller.

               (d) This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all of the Transaction Documents and all other documents and instruments required hereunder and thereunder to be executed and delivered by Seller shall have been duly executed and delivered. This Agreement does, and the other Transaction Documents and such other documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (e) Seller has delivered to Buyer, its audited financial statements dated as of December 31, 1998 and December 31, 1999 and the related statements of operations for the fiscal periods then ended audited by Deloitte & Touche LLP. Seller will deliver like financial statements for each calendar year to Buyer within 90 days after the end of such calendar year. Such financial statements do and will fairly present in accordance with generally accepted accounting principles applied on a consistent basis except as disclosed in the notes thereto, the financial position of Seller at the date and for the period therein set forth. Since December 31, 1999 there has been no material adverse change in the financial condition of Seller, and there has been no occurrence or other event or condition that might reasonably be expected to result in such a material adverse effect after the date hereof, other than economic trends affecting the oil and gas industry generally.

               (f) Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by the Transaction Documents for which Buyer shall have any responsibility whatsoever.

               (g) Seller is not a foreign person (as that term is defined in section 1445 of the Code and the rules and regulations promulgated thereunder).

               (h) Except as specifically set forth in Exhibit A and except for Permitted Encumbrances (as defined below), Seller has good and defensible title to the Interests, free and clear of all liens, encumbrances, burdens, claims and defects of title of any kind.

          "Permitted Encumbrances" as used herein shall mean the following:

                    (1) the burdens, encumbrances and obligations created by or arising under the Leases and the agreements set forth in Exhibit A, and overriding royalty interests, back-in rights and other burdens taken into account in computing the "Net Revenue Interests" set forth in Exhibit A;

                    (2) the Production Payment, the Reversionary Interest, the Seller's Option and the Buyer's Option;

                    (3) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of the Interests if the same are customarily obtained subsequent to such sale or conveyance and there is no reason to believe that such consents or actions will not be obtained or taken in due course;

                    (4) rights of reassignment upon surrender of the Leases held by Seller's predecessors in interest;

                    (5) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface use, so long as the existing locations of the Wells and other facilities and the continued use thereof in the same manner as they have been historically used are not in conflict with the foregoing;

                    (6) rights and regulatory powers reserved to or vested in any municipality or governmental, statutory or public authority;

                    (7) liens for taxes, fees, claims, charges, assessments, government charges or levies not yet due, or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the event that such contests are unsuccessful (which contested matters and reserves are described in Schedule 3.01(h)(7));

                    (8) mechanics', materialmen's, operators' or other like liens arising in the ordinary course of business which are not yet due, or which are being contested in good faith and by appropriate proceedings and for which there is no material risk of forfeiture or loss of any of the Interests (which contested matters are described in Schedule 3.01(h)(8));

                    (9) rights to require the removal of lands or leases from unitization agreements or pooling provisions, or the units created thereby, insofar as and to the extent that such rights or the exercise of such rights do not cause the Working Interests (as defined below) to exceed or the Net Revenue Interests (as defined below) to be less than the amount represented and warranted by Seller in Section 3.01(i) as set forth on Exhibit A as to any Unit;

                    (10) division orders and sales contracts terminable without penalty upon no more than 30 days notice to the purchaser;

                    (11) liens created by law for royalty or for compliance with the terms of the Leases; and

                    (12) terms and provisions of the operating agreements and other agreements described on Exhibit A.

               (i) The Interests, without regard to the Production Payment, entitle Seller to receive not less than 99.5% of the undivided interests set forth in Exhibit A as "Net Revenue Interests" of all Hydrocarbons produced, saved and sold from or attributable to the Land and the Wells or Units through the plugging, abandonment and salvage of the Wells within the Units respectively. Seller's obligation with respect to the Interests, to bear costs and expenses relating to the development of and operations on the Leases, Land and Wells thereon or attributable thereto is not, and, through the plugging, abandonment and salvage of such wells, shall not be, greater than 99.5% of the "Working Interests" set forth in Exhibit A, except for obligations under operating agreements to bear a proportionate share of any operating costs payable by co-owners who fail to pay their share of operating costs.

               (j) Immediately prior to Seller's acquisition of the Interests from CMS Oil and Gas Company ("CMS") and Terra Energy Ltd. ("Terra"), CMS and Terra were, to Seller's Knowledge, receiving from all purchasers of production from the Interests not less than the "Net Revenue Interests" set forth in Exhibit A without any material portion being held in suspense or any indemnity other than the normal division order warranty of title. Immediately prior to Seller's acquisition of the Interests from CMS and Terra, CMS and Terra were, to Seller's Knowledge, paying for the development and operation of the Interests not more than the "Working Interests" set forth in Exhibit A, and Seller is current for all costs and expenses pertaining to the development and operation of the Interests.

               (k) The Leases are in full force and effect, are valid and subsisting, and except for the matters described in Schedule 3.01(k), neither Terra, CMS, or Seller has been notified by any lessor under any Lease or by any other party of a material default under any Lease that has not been resolved or of any requirements or demands to drill additional wells on any of the Land. The Leases cover the Antrim Formation and entitle the owner(s) thereof to all Gas produced from the Wells, subject to existing royalties and overriding royalty interests and subject to the unit agreements for the Units described in Exhibit A.

               (l) Neither Seller, CMS nor Terra is in default in any material respect under any contract or agreement pertaining to the Interests except for those alleged defaults described in Schedule 3.01(k), and, except as specifically indicated in Schedule 3.01(l), there are no contracts or other agreements, other than existing operating agreements, pertaining to the Interests which require any further capital expenditures on the part of Seller or require Seller to perform any material obligations thereunder in order to earn, maintain or retain the Interests.

               (m) Except for the matters described in Schedule 3.01(m), all royalties, rentals and other payments that have become due and payable under the Leases have been properly and timely paid, and all conditions necessary to keep the Leases in force have been performed.

               (n) Schedule 3.01(n) sets forth the preferential rights to purchase all or any portion of the Interests that have been identified by Seller through the date of this Agreement that have not been waived with respect to the transactions contemplated herein. All consents or waivers identified by Seller through the date of this Agreement necessary to convey the Interests pursuant to this Agreement have been obtained, except the consent of the Director of the Michigan Department of Natural Resources as to the Leases granted by the State of Michigan (and Seller has no reason to believe that such consent will not be obtained). Seller has given the holders of the preferential rights described in Schedule 3.01(n) notice of the Transaction as required by such rights.

               (o) There are no gas imbalances existing as of the Effective Date. Neither Seller, CMS nor Terra is obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver Hydrocarbons produced from the Interests at some future time without then or thereafter receiving full payment therefor. The production from the Wells has not been prorated by the Michigan Public Service Commission.

               (p) All ad valorem, property, production, severance, net profits, excise and similar taxes and assessments based on or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom on the Interests that have become due and payable have been properly and timely paid.

               (q) Except as set forth in Schedule 3.01(q), no suit, action or other proceeding is pending or, to the Knowledge of Seller, threatened before any court or governmental agency that, if resolved adversely to Seller, would have a material adverse effect on the Interests.

               (r) All laws, rules, regulations, ordinances and orders of all local, state and federal governmental bodies, authorities and agencies having jurisdiction over the Interests have been complied with in all material respects.

               (s) All necessary and material plans for development, applications, inspection reports, certificates and other instruments pertaining to operational and environmental matters have been filed with the appropriate local, state and federal governmental bodies, authorities and agencies and all permits necessary for the legal operation of the Interests in material compliance with all laws, rules, regulations, ordinances and orders, including without limitation Environmental Laws (as hereinafter defined, and as such laws are in effect and consistently enforced as of the Closing Date), have been obtained, and the Interests are in material compliance with all such laws, rules, regulations, ordinances and orders. Seller is qualified to hold interests in those Leases issued by the State of Michigan.

               (t) (i) To Seller's Knowledge, at all times during CMS's or Terra's ownership or operation of the Interests, the Interests have been operated in material compliance with all applicable Environmental Laws (as such laws are in effect and consistently enforced as of the Closing Date), and no conditions exist that would subject Seller, CMS, Terra or Buyer to any material damages (including, without limitation, actual, consequential, exemplary or punitive damages), penalties, injunctive relief or cleanup costs under any Environmental Laws (as such laws are in effect and consistently enforced as of the Closing Date), or that require or are likely to require material cleanup, removal, remedial action or other response by Seller, CMS, Terra or Buyer pursuant to Environmental Laws (as such laws are in effect and consistently enforced as of the Closing Date).

                    (ii) With respect to the Interests, neither Seller, CMS nor Terra is a party to any litigation or administrative proceeding, nor, to Seller's Knowledge, is any litigation or administrative proceeding threatened against Seller, CMS, Terra or the Interests, which asserts or alleges that Seller, CMS, Terra or any of their predecessors violated or is violating Environmental Laws (as such laws are in effect and consistently enforced as of the Closing Date) or that Seller, CMS or Terra is required to undertake any material clean up, removal or remedial or other responsive action due to the use, storage, treatment, disposal, discharge, leaking or release of any Hazardous Substances (as hereinafter defined). Neither Seller, CMS, Terra, nor to Seller's Knowledge, any of their predecessors, or any part of the Interests is subject to any judgment, decree, order or citation related to or arising out of Environmental Laws (as such laws are in effect and consistently enforced as of the Closing Date relating to or affecting the Interests), and, to Seller's Knowledge, neither Seller, CMS, nor Terra has been named or listed as a "potentially responsible party" under CERCLA (as defined below) with respect to the Interests. To Seller's Knowledge, there are no underground storage tanks located on or in the Interests.

                    (iii) As used herein, the term "Environmental Laws" shall mean any and all present and future laws (whether common or statutory), compacts, treaties, conventions, rules, regulations, orders, decrees, judgments, injunctions, promulgated or entered under such laws by any federal, state or local governmental entity relating to public or employee health and safety, pollution or protection of the environment, including without limitation, common law claims and theories of liability in negligence, trespass, nuisance, or any other common law theory, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendment and Reauthorization Act and otherwise ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Federal Safe Drinking Water Act, the Federal Water Pollution Control Act, the Emergency Planning and Community Right-to-Know Act, the Clean Air Act, the Oil Pollution Act, and any and all other federal, state, and local laws, rules, regulations and orders relating to reclamation of land, wetlands and waterways or relating to use, storage, emissions, discharges, cleanup, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances (as hereinafter defined) on or into the workplace or the environment (including without limitation, ambient air, oceans, waterways, wetlands, surface water, ground water (tributary and non-tributary), land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals, or industrial, toxic, hazardous or similar substances, as all of the foregoing may be amended, supplemented and reauthorized from time to time.

                    (iv) As used herein, the term "Hazardous Substances" shall mean any and all (1) "hazardous substances," as defined by CERCLA;
     (2) "solid wastes" and "hazardous wastes," as defined by RCRA; (3) any pollutant, contaminant or hazardous, dangerous or toxic chemicals, materials or substances within the meaning of any Environmental Law; (4) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. (S) 2011 et seq., as amended, or any naturally occurring radioactive materials;
     (5) asbestos in any form or condition; and (6) petroleum and petroleum products.

                    (v) As used herein, the term "release" shall have the meaning specified in CERCLA, and the term "disposal" or "disposed" shall have the meaning specified in RCRA.

               In the event CERCLA, RCRA or any other applicable Environmental Law is amended so as to broaden the meaning of any terms defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and to the extent that applicable state or local laws establish a meaning for "hazardous substance," "release," "solid waste," "hazardous wastes," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

               (u)  [Intentionally Omitted.]

               (v) No portion of the Interests (1) has been contributed to and is currently owned by a tax partnership; (2) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any federal tax statute, rule or regulation to be or to have created a tax partnership; or (3) otherwise constitutes "partnership property" (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the
     Code) of a tax partnership. For purposes of this Section 3.01(v) a "tax partnership" is any entity, organization or group deemed to be a partnership within the meaning of section 761 of the Code or any similar federal statute, rule or regulation, and that is not excluded from the application of the partnership provisions of Subchapter K of Chapter 1 of Subtitle A of the Code by reasons of elections made, pursuant to section 761(a) of the Code and all such similar federal statutes, rules and regulations, to be excluded from the application of all such partnership provisions.

               (w) Other than the Cinnabar Gas Sales Contract, arrangements for sales of gas to third parties for providing compression services on or near the Units, and the gathering, transporting, processing contracts set forth in Schedule 3.01(w), no Hydrocarbons produced from the Interests are subject to a sales contract or other agreement relating to the production, gathering, transporting, processing, treating or marketing of Hydrocarbons, and no Person has any call upon or option to purchase the Interests or the production therefrom.

               (x)  (i)     Schedule 3.01(x)(i) sets forth the correct API
     identification number for each Well. The Reserve Report accurately reflects the total number of producing Wells in each Unit. All applications for well determinations for each Qualified Well have been filed with the applicable state and federal agencies under the Natural Gas Policy Act of 1978, as amended (the "NGPA") and the rules and regulations of the Federal Energy Regulatory Commission (the "FERC") under such act (the "NGPA Regulations") requesting a determination that all of the gas produced from each Qualified Well is produced from "Devonian shale." Each such application has been approved by the applicable state agency and by the FERC and has been finally approved under and in accordance with Section 503 of the NGPA (as evidenced by appropriate FERC certification). Such applications comply with the requirements of the NGPA and the NGPA Regulations. True and correct copies of such certifications have been furnished to Buyer. No further applications are required under the NGPA and the NGPA Regulations to allow the legal sale of all Gas produced from the Interests at a price equal to the price for such Gas currently being received. No production from the Interests qualifies for incentive prices under section 107 or the deregulation provisions of the NGPA or Subtitle 13 of title I of the NGPA.

                    (ii)    (A)  Each Qualified Well was drilled (within the
                                 meaning of section 29(f) of the Code) after December 31, 1979 and prior to January 1, 1993, and was completed as a well capable of producing from the formation described in
                                 Section 3.01(x)(iii); (provided that the parties recognize that the IRS has claimed that the Wells described in Schedule 3.01(x)(ii)(A) were not drilled within such time period and the parties agree that no Aggregate Tax Credits attributable to production from such Wells shall be included in Aggregate Tax Credits, or reflected as such on any Quarterly Statement or Recalculation Statement, until such time as such IRS claim has been resolved and is finally determined not to be correct).

                            (B) All gas (except carbon dioxide) produced from each Qualified Well is a "qualified fuel" under section 29(c) of the Code.

                    (iii) The Qualified Wells are perforated only in the Antrim Formation and the gas produced from each Qualified Well is not commingled with any gas from that well that is not produced from such formation.

                    (iv) Prior to January 1, 1980, there was no production of coal seam, Devonian shale, geopressured brine or tight formation gas in marketable quantities from the "property" (as used in section 29 of the Code) on which any Qualified Well is located.

                    (v) No oil or gas produced from the Qualified Wells qualifies or has qualified for the enhanced oil recovery credit or any other credit under section 43 of the Code and none has been claimed or taken on such oil or gas.

                    (vi) No credits referred to in section 29(b)(4) of the Code have been claimed with respect to property used in connection with the Interests.

                    (vii) No grants have been provided by the United States, a State or a political subdivision of a State "for use in connection with any project" (within the meaning of section 29(b)(3)(A)(i)(I) of the Code) that includes any of the Interests.

                    (viii) No proceeds of any issue of State or local government obligations has been "used to provide financing for any project" (within the meaning of section 29(b)(3)(A)(i)(II) of the Code) that includes any of the Interests.

                    (ix) No "subsidized energy financing" (within the meaning of section 48(a)(4)(c) of the Code) has been "provided in connection with any project" (within the meaning of section 29(b)(3)(A)(i)(III) of the Code) that includes any of the Interests.

                    (x) All Gas produced from the Qualified Wells during any Quarterly Period will constitute Qualified Production.

               (y) All of the factual information furnished by Seller to Buyer in writing in connection with the Transaction, and all factual information furnished in writing to Schlumberger Holditch - Reservoir Technologies Consulting Services in connection with its preparation of the Reserve Report, do not (1) contain any untrue statement of material fact or (2) omit any statement of material fact necessary to make the statements therein not misleading.

               (z) Seller has had the opportunity to consult with its own attorneys, accountants, and other consultants regarding the business, tax, and legal merits of executing this Agreement and consummating the transactions contemplated herein.

               (aa) Except for the rights of the licensors under the license agreements described in Schedule 3.01(aa), no third party intellectual property rights exist, including without limitation patents, patent applications and trade secrets, which would be infringed, interfered with or otherwise violated by consummation of the transactions contemplated in this Agreement or by Buyer's ownership and continued operation of the Interests, in each case where such infringement, interference or violation would have a material adverse impact on any portion of the Interests.

               (bb) None of the operations set forth on Schedule 1.4 will cause any gas produced and sold from the reworked Qualified Well not to be Qualified Production. The capital expenditures set forth in Schedule 1.4 are sufficient to conduct the

     Rework Operations and Seller reasonably believes that the Rework Operations will be adequate to achieve the increased production anticipated in the preparation of the Reserve Report. Seller has ongoing business relationships with reputable service companies which have available adequate crews and equipment to perform the Rework Operations on or before the schedule set forth in Schedule 1.4.

               (cc) Schedule 3.01(cc) accurately summarizes the gas gathering, processing, treatment, CO\\2\\ removal, water disposal, marketing, and points of sale relating to Gas produced from the Interests.

               (dd) The representations and warranties made by Seller to CMS in the CMS Agreement were true and correct when made and would be true and correct if restated and made as of the Effective Date, all conditions precedent to the CMS Agreement have been satisfied, the closing under the CMS Agreement has occurred and Seller has the right to record the assignment from CMS to Seller of that portion of the Interests owned by CMS.

               (ee) The representations and warranties made by Seller to the Senior Lenders (as defined below) in that certain Third Amended and Restated Credit Agreement (the "Senior Loan Document") dated as of March 31, 2000 among Quicksilver Resources Inc., as borrower, and Bank of America, N.A., as Administrative Agent, and the financial institutions listed on Schedule 1 thereto, as Banks (the "Senior Lenders") were true and correct when made and would be true and correct if restated and made as of the Effective Date, and all conditions precedent under the Senior Loan Document to the advances necessary to fund the purchase price payable to CMS under the CMS Agreement have been satisfied.

               (ff) The representations and warranties made by Seller to the Sub-Debt Lenders (as defined below) in that certain Note Purchase Agreement (the "Sub-Debt Note Purchase Agreement") dated March 31, 2000 among Quicksilver Resources Inc. and TCW, as Agent for the Note Purchasers, and Life Insurance Company of Georgia, et al., as Note Purchasers (the "Sub-Debt Lenders"), were true and correct when made and would be true and correct if restated and made as of the Effective Date, and all conditions precedent under the Sub-Debt Note Purchase Agreement to the advances necessary to fund the purchase price payable to CMS under the CMS Agreement have been satisfied.

               (gg) Except as set forth on Schedule 3.01(gg), no landowners, lessors, or royalty owners have taken, or currently take gas produced from any of the Wells in kind, and any such Person listed on Schedule 3.01(gg) is covered by Seller's insurance policies represented by the Certificates of Insurance listed in Schedule 5.03(k).

     3.02 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

               (a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

               (b) Buyer has all requisite limited liability company power and authority to carry on its business as presently conducted, to enter into the Transaction Documents, to purchase the Interests on the terms described in this Agreement and to perform its other obligations under the Transaction Documents. The consummation of the transactions contemplated by the Transaction Documents will not violate, nor be in conflict with, any provision of Buyer's limited liability company operating agreement, other governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

               (c) The execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability company action on the part of Buyer.

               (d) This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing the Transaction Documents and all other documents and instruments required hereunder and thereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement and the other Transaction Documents do, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (e) Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by the Transaction Documents for which Seller shall have any responsibility whatsoever.

               (f) Buyer is qualified to hold interests in those Leases issued by the State of Michigan.

               (g) Buyer is acquiring the Interests for its own account and not with a view to, or for resale in connection with, any distribution or public offering. Buyer is an "accredited investor," as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended. Buyer has such knowledge and experience in financial and business matters (including oil and gas investments) that it is capable of evaluating the merits and risks of acquiring the Interests and of making an informed investment decision and is able to bear the economic risk of such investment. Buyer is familiar with the Interests and has been provided with, or had access to, such information that it deems necessary to, or useful in, its evaluation of the merits and risks of an investment in the Interests and the making of an informed investment decision. Buyer has been afforded the opportunity to ask questions of Seller concerning the Interests, and all such questions have been answered to the satisfaction of Buyer. In addition, Buyer has had the opportunity to consult with its own attorneys, accountants, and other consultants regarding the business, tax, and legal merits of acquiring the Interests.

     3.03      Disclaimers of Other Representations and Warranties.

               (a) The representations and warranties in this Agreement constitute the only representations and warranties that are being made by Seller and Buyer in connection with the transactions contemplated hereby, and all other representations and warranties are expressly disclaimed and negated. Each party acknowledges that, in making its decision to enter into this Agreement and consummate such transactions, it has relied solely on the basis of its own independent investigation and upon the express representations and warranties of the other party set forth in this Article III.

               (b) Without limiting the generality of Section 3.03(a), SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESSED (ORALLY OR IN WRITING), IMPLIED, AT THE COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (i) THE CONDITION OF THE INTERESTS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) OR (ii) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING WITH RESPECT TO GEOLOGICAL, GEOPHYSICAL AND SEISMIC DATA, THE EXISTENCE OR EXTENT OF HYDROCARBON RESERVES, THE RECOVERABILITY OF (OR THE COST OF RECOVERING) ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL HYDROCARBON PRODUCTION AFTER CLOSING; IT BEING AGREED BY BUYER THAT IT IS ACQUIRING THE INTERESTS "AS-IS," "WHERE-IS," WITH ALL FAULTS; provided, however, that the foregoing disclaimer and negation of representations and warranties shall not affect or impair the express representations, warranties, and indemnities of Seller set forth in Section 3.01, Article VII and Section 8.02.

                                  ARTICLE IV
                                  ----------

                                   COVENANTS

     4.01 Covenants of Seller. Seller covenants and agrees with Buyer as follows:

               (a) So long as Buyer, its successors or assigns, own an interest in the Interests, Seller shall, subject to execution of a mutually agreeable confidentiality agreement, provide Buyer access to geophysical, geological, title, production, contract, marketing, unit, operational, environmental, permitting and other data and information, other than Seller's proprietary information and data, owned by Seller pertaining to the Interests, together with all balancing and disbursement statements reported and relating to the Interests and such other information, statements and documents reasonably requested by Buyer or its representatives, as is available in Seller's files. Seller's files pertaining to the Interests will be made available to Buyer for examination at Seller's offices during normal working hours. Seller shall provide Buyer and its agents and representatives (and the state and federal regulatory authorities with jurisdiction over Buyer or the members of Buyer), during the period in which Buyer has an interest in the Interests, the right to inspect, review and copy any such data or information (or studies, maps, evaluations, interpretations or reports derived therefrom) which relates to the Interests, and to consult with Seller's independent certified public accountants and independent petroleum engineers and Seller's technical personnel, if any, with respect to the Interests and production therefrom. The costs of such copying and any fees charged by any third-party accountants or consultants for consulting with Buyer shall be paid by Buyer directly to such third parties.

               Notwithstanding the foregoing, Buyer shall not have the right to copy or receive copies of any such data or information if Seller is subject to a valid and effective agreement prohibiting Seller from copying or distributing such data or information unless the agreement pursuant to which it was acquired permits copies to be made and then only if Buyer requesting such information or any of its agents or representatives agrees to be bound by the terms of such agreement prior to copying or receiving copies of such data or information, in which case Buyer or such agent or representative shall have the right to copy or receive copies of such data or information promptly after it agrees to be so bound. To the extent it may legally do so, Seller shall disclose to Buyer that such data or information exists and the restrictions on copying or distributing the same.

               (b) With regard to the Interests, Seller shall provide to Buyer, promptly upon receipt, copies of any notice, pleading, citation, indictment, complaint, order, decree, or other document received or obtained from any person or other source asserting or alleging a violation of any law, rule, regulation or order, including without limitation any Environmental Laws, or a circumstance or condition which requires or could require a financial contribution by Seller or Buyer or a cleanup, removal, remedial action or other response by or on the part of Seller or Buyer under Environmental Laws, or which seeks damages or civil, criminal or punitive penalties from Seller or Buyer for an alleged violation of Environmental Laws, or which names or lists Seller or Buyer as a potentially responsible party under any Environmental Laws.

               (c) Except as provided in this Section 4.01(c), neither Seller nor its Affiliates shall have the power or authority to, and they shall not, participate in the drilling of any Infill Well and shall object to and vote against the drilling of any Infill Well. Seller may propose or participate in the drilling of an Infill Well if such Infill Well will be located on a spacing unit of not less than 80 acres and will be metered individually. If Seller or any of its Affiliates elect to participate in the drilling of a permitted Infill Well, it shall first notify the Buyer of such election. Buyer shall assign to Seller or one of Seller's Affiliates designated by Seller Buyer's interests in such proposed Infill Well (and associated facilities) only insofar as such interests entitle the owner thereof to participate in such Infill Well and reserving all rights to the Wells and production therefrom; provided, however, that (i) the Buyer shall have no obligation to pay any costs associated with such Infill Well, (ii) Seller or its Affiliate shall bear all of the costs of drilling, completing and operating such Infill Well and shall keep the Interests free of all liens that may arise from drilling and operating the Infill Well, and (iii) the Production Payment shall not burden such Infill Well.

               (d) If Seller, in its capacity as an owner of working interests in the same Leases or Units as the Interests, participates in any additional drilling, recompletion, rework or other operation on any Unit, Seller shall bear all of the costs thereof. If such activities could result in the imposition of any lien on the Interests under the applicable operating agreement or otherwise, prior to electing to participate in such activity Seller shall demonstrate to Buyer's reasonable satisfaction that it has the funds to pay its share of the costs of such activity and Seller shall keep the Interests free of all such liens.

               (e) Within 3 days after Seller' receipt thereof, Seller shall provide to Buyer, at Seller's expense, copies of all title opinions and all title reports obtained by Seller during Seller's Extended Due Diligence Period, as defined in Section 13.1 of the CMS Agreement.

               (f) Within 30 days after the Closing Seller shall furnish Buyer with copies, certified as true and complete, of all of the documents executed and delivered in connection with closing the transactions under the CMS Agreement, the Senior Loan Document and the Sub-Debt Note Purchase Agreement, and Seller shall furnish Buyer with copies of all amendments thereto, certified as true and complete, within 15 days after the execution thereof. Seller shall furnish Buyer with copies of all certificates, engineering reports and other reports hereafter furnished to the Senior Lenders or the Sub-Debt Lenders and all notices of default received from the Senior Lenders or the Sub-Debt Lenders, and Seller will notify Buyer of the occurrence of any event that constitutes, or with the passage of time will constitute, an Event of Default under and as defined in the Senior Loan Document or the Sub-Debt Note Purchase Agreement. Within 15 days after Closing Seller shall furnish Buyer with a copy of the most recent Ryder Scott report covering the Interests in Seller's possession.

               (g) Within 30 days after the Closing, Seller shall use its best efforts to identify all preferential rights to purchase all or any portion of the Interests in addition to those set forth in Schedule 3.01(n) and shall give the required notices to the holders thereof.


                                   ARTICLE V
                                   ---------

                                    CLOSING

     5.01 Date of Closing. The consummation of the transactions contemplated by this Agreement occurred on March 31, 2000 (the "Closing Date") simultaneously with the execution of the Original Agreement (the "Closing").

     5.02 Place of Closing. The Closing was held at the offices of Vinson & Elkins LLP in Dallas, Texas.

     5.03 Closing Obligations. At or prior to the Closing the following events occurred, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

               (a) Seller and Buyer executed, acknowledged and delivered the Assignment (in sufficient counterparts to facilitate recording) to Buyer or Buyer's designee in form and substance as set forth in Exhibit G hereto. Seller shall also execute, acknowledge and deliver separate assignments of the Interests on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements. Such forms shall be deemed to contain the same terms, provisions and limitations as the Assignment.

               (b) Seller and Buyer executed, acknowledged and delivered to each other, as appropriate, the Mariner Lien Documents.

               (c) Buyer delivered to Seller, by wire transfer, the Cash Portion of the Purchase Price.

               (d) Buyer executed and delivered to Seller the Original Fixed Payment Note.

               (e)  [Intentionally Omitted]

               (f)  [Intentionally Omitted]

               (g) Buyer executed and delivered and caused its members to execute and deliver to Seller the Original Assignment of Enforcement Rights.

               (h) Seller executed, acknowledged and delivered to Buyer a Non-Foreign Status Certificate dated as of the Closing Date in the form and substance as set forth in Exhibit C hereto.

               (i) Seller delivered to Buyer title opinions acceptable to Buyer covering the interests of CMS, Terra and Seller in the Units described in
     Schedule 5.03(i)(1) and title reports prepared by an independent landman based, among other things, on a review of the applicable real property records through a recent date covering the interests of CMS, Terra and Seller in those Units described in Schedule 5.03(i)(2). The costs associated with the preparation of such title opinions and title reports shall be paid by Seller. In addition, Seller shall pay to Buyer 50% of the costs incurred by Buyer for work by landmen in connection with Buyer's review of CMS's and Seller's title to the Interests, provided, and only to the extent that, Seller receives copies of the reports from such landmen covering such work, such work covers portions of the Interests other than that portion of the Interests covered by the title opinions and reports described in Schedules 5.03(i)(1) and 5.03(i)(2), and Buyer substantiates the cost of such work.

               (j) Buyer and Seller executed, acknowledged and delivered the Original Management Agreement.

               (k) Seller delivered to Buyer certificates of insurance reflecting that Buyer has been named as a co-insured on all insurance coverage carried by Seller pertaining to the Interests, copies of which certificates are attached hereto as Schedule 5.03(k).

               (l) Buyer executed and deliver the PP Document in form and substance as set forth in Exhibit H-1 hereto.

               (m)  Buyer executed and delivered the Mariner Mortgage.

               (n)  Seller executed and delivered the Quicksilver Mortgage.

               (o) CMS executed and delivered the CMS Estoppel Certificate, in form and substance as set forth in Exhibit I hereto.

               (p) Cinnabar and Buyer executed and delivered the Cinnabar Gas Sales Contract, which shall be terminable by Buyer upon termination of the Management Agreement and Seller executed and delivered the Original Quicksilver Guaranty.

              5.04   Additional Actions.

              (a) Buyer shall cause counsel for Buyer to deliver to Seller a legal opinion contemporaneously with the execution of this Agreement, in the form and substance as set forth in Exhibit D hereto regarding certain matters relating to the Buyer and Buyer's members and the transactions contemplated hereby.

              (b) Seller shall cause counsel for Seller to deliver to Buyer legal opinions, contemporaneously with the execution of this Agreement, in the form and substance as set forth in Exhibits E-1 and E-2 hereto regarding certain matters relating to Seller and the transactions contemplated hereby.

              (c) Contemporaneously with the execution and delivery of this Agreement, the parties are executing and delivering a First Amendment to Conveyance of Production Payment, an Amended and Restated Management Agreement, an Amended and Restated Fixed Payment Note, an Amended and Restated Assignment of Enforcement Rights, a First Amendment to Mortgage (Mariner Gas LLC to Quicksilver), and a First Amendment to Mortgage (Quicksilver to Mariner Gas LLC), to correct and clarify certain provisions of the respective agreements being so amended.


                                   ARTICLE VI
                                  -----------

                               TAX CREDIT MATTERS

     6.01 Quarterly Statements. Within 60 days after the end of each Quarterly Period, Seller shall deliver to Buyer a statement (a "Quarterly Statement") showing the calculation of the Aggregate Tax Credits with respect to such Quarterly Period. Each Quarterly Statement shall also set forth the interest rate described in clause (i) of the definition of Applicable Rate.

     6.02 Annual Recalculation. With respect to any calendar year as to which Seller has delivered a Quarterly Statement Seller shall, within 30 days following the issuance by the IRS of the Inflation Adjustment Factor for such calendar year, deliver to Buyer a statement (the "Recalculation Statement") showing a recomputation of the Aggregate Tax Credits with respect to each Quarterly Period included within such calendar year. The Recalculation Statement shall show any changes to the amount of Qualified Production, Tax Credit Rate, or the Aggregate Tax Credits shown on a prior Quarterly Statement. If the sum of the recalculated Aggregate Tax Credits shown on the Recalculation Statement exceeds the sum of the Aggregate Tax Credits shown on the prior corresponding Quarterly Statements, then, Buyer shall treat such excess as an addition to the Aggregate Tax Credits for purposes of determining Net Profits pursuant to Sections 3.1, 3.2 and 3.3 of the PP Document. If the sum of the Aggregate Tax Credits shown on the prior corresponding Quarterly Statements exceeds the sum of the recalculated Aggregate Tax Credits shown on the Recalculation Statement, then, Buyer and Seller shall redetermine the payments to which Seller would have been entitled pursuant to the Production Payment if the Aggregate Tax Credits allowed in the calculation of Net Profits pursuant to Sections 3.1, 3.2 and 3.3 of the Production Payment for each Quarterly Period beginning with the first Quarterly Period affected by the Recalculation Statement had been the tax credits allowed after taking the Recalculation Statement into account. Any resulting overpayment, together with Applicable Interest as provided in Section 3.7 of the PP Document, shall be debited to the Net Profits Account for the then current month pursuant to
Section 3.3(p) of the PP Document but only if the Production Payment is still in effect and only up to the amount that would otherwise be payable to Seller for such month as the holder of the Production Payment but for such debit. The balance of the overpayment, together with Applicable Interest, shall be repaid by Seller to Buyer as provided in Section 3.7 of the PP Document.

     6.03 Change in Law Recalculations. Within 30 days after the enactment of a Change in Law the following amounts shall be determined and the following adjustments, amendments and recalculations shall be made and performed with respect to each Quarterly Period from and after the Quarterly Period during which the Change in Law becomes effective (whether such effective date is prior to, on or after the enactment date, the "CIL Effective Date") through the Quarterly Period ending December 31, 2002, and the PP Document and the other Transaction Documents shall be deemed amended as necessary to give effect thereto:

              (a) The "Projected Qualified Production" shall be that quantity of Qualified Production that would be necessary to generate Aggregate Tax Credits equal to the Scheduled Amount for such Quarterly Period if such Change in Law had not occurred, using a tax credit rate of $1.0969 for 2000, $1.1188 for 2001 and $1.1412 for 2002.

              (b) The "CIL Rescheduled Amount" shall be an amount equal to the Aggregate Tax Credits, after giving effect to the Change in Law, that would be generated in such Quarterly Period if (x) the Devonian shale hydrocarbon gas production from the Qualified Wells for such Quarterly Period (to the extent such production would have constituted Qualified Production without giving effect to the Change in Law) equals (y) the Projected Qualified Production for such Quarterly Period, after giving effect to the Change in Law.

              (c) The "Undiscounted CIL Loss" for such Quarterly Period shall be the amount, if any, by which the Scheduled Amount for such Quarterly Period (prior to giving effect to the amendment to the Scheduled Amount described in Section 6.03(g)) exceeds the CIL Rescheduled Amount for such Quarterly Period.

              (d) The "4/1/2000 Discounted CIL Loss" for such Quarterly Period shall be an amount equal to the net present value, as of April 1, 2000, of the Undiscounted CIL Loss for such Quarterly Period discounted using the Imputed Discount Rate, compounded quarterly, from the last day of such Quarterly Period to

     April 1, 2000. The "Imputed Discount Rate" shall be that percentage discount rate which causes the sum described in clause (ii) to equal $20,000,000 after performing the following calculations: (i) discount the Scheduled Amount (prior to giving effect to the amendment to the Scheduled Amount described in Section 6.03(g)) for each Quarterly Period from the last day of such Quarterly Period to April 1, 2000 using the Imputed Discount Rate, compounded quarterly, and then (ii) sum the discounted amounts described in clause (i).

              (e) The "CIL Loss" for such Quarterly Period shall be an amount equal to the 4/1/2000 Discounted Loss plus Applicable Interest thereon, compounded quarterly, from April 1, 2000 to the last day of the Quarterly Period in which the CIL Effective Date occurs.

              (f) The "Aggregate CIL Loss" shall mean an amount equal to the sum of the CIL Loss for all such Quarterly Periods.

              (g) The Scheduled Amount for such Quarterly Period shall be deemed amended to equal the CIL Rescheduled Amount for such Quarterly Period.

              (h) The Quarterly Scheduled Amount Deficit for the Quarterly Period in which the CIL Effective Date occurs shall be an amount equal to
     (x) the Quarterly Scheduled Amount Deficit for such Quarterly Period, after giving effect to the amendment to the Scheduled Amount described in Section 6.03(g), plus (y) the Aggregate CIL Loss.

              (i) If the CIL Effective Date occurs in a Quarterly Period for which a Quarterly Statement has not yet been delivered, the Change in Law and the calculations and amendments described in Sections 6.03(a) through
     (h) shall be given effect in the Quarterly Statement for such Quarterly Period and subsequent Quarterly Statements.

              (j) If the CIL Effective Date occurs during a Quarterly Period for which a Quarterly Statement has been delivered pursuant to Section 6.01, then Buyer and Seller shall redetermine the payments to which Seller would have been entitled pursuant to the Production Payment, giving effect to the Change in Law and the calculations and amendments described in Sections 6.03(a) through (h). The Aggregate CIL Loss, together with Applicable Interest from the last day of the Quarterly Period in which the CIL Effective Date occurs until paid as provided in Section 3.7 of the PP Document, shall be debited to the Net Profits Account for the then current month and each succeeding month pursuant to Section 3.3(p) of the PP Document but only if the Production Payment is still in effect and only up to the amount that would otherwise be payable to Seller for such month as the holder of the Production Payment but for such debit. The balance of the Aggregate CIL Loss, together with Applicable Interest, shall be repaid by Seller to Buyer upon the earlier of the Seller's Option Closing Date (which payment shall be a condition to Buyer's obligations under Article IX) and the Production Payment Termination Date (as such term is defined in the PP Document).

              (k) The determinations, adjustments, amendments, calculations, debits, and payments described in this Section 6.03 shall be Buyer's only recourse and Seller's only liability in respect of a Change in Law.


                                   ARTICLE VII
                                  ------------

                                  CALCULATION
                            OF AGGREGATE TAX CREDITS

     7.01 Credit Calculation Representation. Seller represents and warrants to Buyer that Seller's calculation of the Aggregate Tax Credits for each Quarterly Period, as reflected in the Quarterly Statement delivered to Buyer with respect to each Quarterly Period, shall be correct and shall be determined in a manner consistent with section 29 of the Code, judicial interpretations thereof and regulations published thereunder, whether final or temporary in form, and shall give effect to any Change in Law (the "Credit Calculation Representation").

     7.02     Credit Calculation Assumption; Buyer-Assumed Risks.


              (a) The inclusion of Aggregate Tax Credits in the calculation of Quarterly Scheduled Amount Deficits and as a component of Excess Tax Credits which are a credit to the Net Profits Account pursuant to Section
     3.2 of the PP Document and the obligation of the members of Buyer to make Excess Credit Capital Contributions to Buyer pursuant to Section 3.2 of the LLC Agreement, will not be reduced, excused, relieved or otherwise affected by the occurrence of any of the following events (each a "Buyer-Assumed Risk Event"):

                     (i) Other than a Change in Law, any (1) amendment to the Code enacted after the Closing Date, (2) issuance or amendment of any temporary or final regulations, rulings or other materials under the Code by the IRS or the Treasury Department after the Closing Date, (3) administrative or judicial decision after the Closing Date interpreting a provision of the Code, or (4) other federal, state or local tax law change enacted after the Closing Date;

                     (ii) any Tax Claim, Final Determination or any other determination that Buyer is not the owner of the Interests or that the Interests do not constitute "economic interests" for federal income tax purposes as held by Buyer, but only if (1) the Seller is treated as the owner of the Interests for federal income tax purposes immediately prior to the

              Closing and would have continued to be treated as the owner of the Interests for federal income tax purposes had the Transaction not occurred and Seller had continued to hold the Interests, (2) the Interests constitute "economic interests" for federal income tax purposes as held by Seller immediately prior to the Closing and would have continued to constitute "economic interests" for federal income tax purposes in the hands of Seller had the Transaction not occurred and Seller had continued to hold the Interests; and (3) the failure to get any necessary lessor or other consent to or approval for the transfer of the Interests to Buyer does not cause Buyer not to be the owner of the economic interest in the Interests after the Effective Date; provided, however, that notwithstanding any provision of this Agreement to the contrary, Aggregate Tax Credits shall not be included in (x) the calculation of the Production Payment in accordance with
              Section 3.2 of the PP Document with respect to tax credits under section 29 of the Code, or (y) the calculation of Excess Credit Capital Contributions under Section 3.2 of the LLC Agreement, to the extent such credits are not available to Buyer because the assumptions set forth in "(1)," "(2)" or "(3)" are not correct;

                     (iii) any Tax Claim, Final Determination or any other determination that the transfer of the Interests to Buyer will not be treated as a sale for federal income tax purposes, except to the extent provided in (ii);

                     (iv) the failure of any of the assumptions or treatments described in Section 8.05(a), (b), (c) and the first sentence of
              Section 8.05(d);

                     (v) any application of Sections 465, 469 or 29(b)(6) of the Code or the "alternative minimum tax" (as defined in the Code);

                     (vi) any application of rules relating to short taxable years;

                     (vii) any failure of any member of Buyer to timely or properly claim any credits under section 29 of the Code; or

                     (viii) any failure of any member of Buyer to have
              sufficient income or tax liability to benefit fully from credits under section 29 of the Code (after giving effect to carryovers and carrybacks).

              (b) In addition, the occurrence of a Buyer-Assumed Risk Event will not constitute a Tax Loss or a breach of the Credit Calculation Representation or otherwise result in the application of Section 7.03. Nothing in this Section 7.02, however, will relieve Seller of its obligations under Section 8.05.

     7.03 Correction of Net Profits Calculation for Tax Loss. If Buyer incurs a Tax Loss as a result of a breach of the Credit Calculation Representation then, upon notice delivered by Buyer to Seller of such Tax Loss (a "Tax Loss Notice"), the following provisions of this Section 7.03 shall apply, subject to the provisions of Section 7.04 through 7.10. (For clarity, the parties acknowledge that the remedy for a Tax Loss resulting from a Change in Law shall be as provided in
Section 6.03.) Upon delivery of the Tax Loss Notice, Buyer and Seller shall redetermine the payments to which Seller would have been entitled pursuant to the Production Payment if the Aggregate Tax Credits allowed in the calculation of Net Profits pursuant to Sections 3.1, 3.2 and 3.3 of the PP Document for each Quarterly Period beginning with the first Quarterly Period affected by the Tax Loss had been the tax credits allowed after taking the Tax Loss into account. Subject to the limitation set forth in the last sentence of this Section 7.03, any resulting overpayment, together with Applicable Interest as provided in
Section 3.7 of the PP Document, (the "Section 7.03 Amount") shall be debited to the Net Profits Account for the then current month and the two succeeding months pursuant to Section 3.3(p) of the PP Document but only if the Production Payment is still in effect and only up to the amount that would otherwise be payable to Seller as the holder of the Production Payment for such months. Subject to the limitation set forth in the last sentence of this Section 7.03, the balance of the overpayment, together with Applicable Interest, shall be repaid by Seller to Buyer as provided in Section 3.7 of the PP Document. The remedy provided by this
Section 7.03 shall be Buyer's only recourse and Seller's only liability, in respect of a Tax Loss. The aggregate of all Section 7.03 Amounts shall be limited to an amount equal to (i) $20,000,000 plus Applicable Interest thereon from April 1, 2000, plus (ii) Excess Credit Capital Contributions (as defined in the LLC Agreement), if any, made by the members of Buyer to the Designated Account (as defined in the Management Agreement) plus Applicable Interest thereon from the date such contributions were made to the Designated Account, plus (iii) Section 7.03 Amounts attributable to overstatements on Quarterly Statements of the MMBtus of Gas produced from the Qualified Wells, in the case of clauses (i), (ii) and (iii) above, determined as of the date such limitation is being applied. If such aggregate limitation on Section 7.03 Amounts is ever achieved so as to limit the aggregate Section 7.03 Amounts, Applicable Interest under clause (i) shall not accrue on the amount set forth in clause (i) after such time to cause an increase in such aggregate limitation.

     7.04 Buyer's Covenants. To the extent that any Section 7.03 Amount is increased because Buyer does not substantially comply with its covenants in this
Section 7.04, Seller shall not be liable to Buyer for the amount of the increase in the Section 7.03 Amount resulting from Buyer's noncompliance.

              (a) Buyer shall provide Seller with copies of any written communications received from the IRS (including any memoranda, statements, reports or other correspondence) within 30 days after receipt thereof to the extent such written communication relates in a material way to the Credit Calculation Representation. In addition, if the IRS discusses or otherwise raises inquiries with Buyer that relate in a material way to the Credit Calculation Representation, Buyer shall keep Seller reasonably informed of such oral discussions and of the course and conduct of all material matters that could be the subject of a Section 7.03 Amount. Buyer shall reasonably allow Seller to review and comment on any written communication prepared by Buyer in response to any oral or written communication or inquiry from the IRS, prior to delivery of such response to the IRS, to the extent such written communication relates in a material way to matters that are the subject of a potential Section 7.03 Amount.

              (b) If the IRS makes a Tax Claim against Buyer, Buyer shall promptly (but in any event no more than 30 days following the receipt of such Tax Claim) notify Seller in writing of such Tax Claim (a "Tax Claim Notice").

     7.05 Requirement to Contest. Buyer shall use its reasonable commercial efforts to contest any Tax Claim in accordance with the terms of this
Section 7.05; provided, however, Buyer shall not be required to contest a Tax Claim unless it has received on a timely basis a notice ("Seller's Acknowledgment") from Seller in which Seller acknowledges that such Tax Claim, if sustained in a Final Determination, is subject to Section 7.03. Failure of Seller to deliver a Seller's Acknowledgment to Buyer within 30 days after Seller's receipt of a Tax Claim Notice shall result in Seller's waiver of any obligation of Buyer to contest a Tax Claim (a "Seller's Waiver"). In contesting any Tax Claim pursuant to this Section 7.05, Buyer shall conduct such contest with Buyer's Independent Tax Counsel and the reasonable contest costs (including accountant's fees, investigatory fees, and fees and disbursements of counsel) incurred by Buyer in good faith in contesting the Tax Claim shall be borne by Seller; provided, however, Seller shall only bear Buyer's contest costs with respect to a Tax Claim to the extent that the basis for such position, if successfully asserted by the IRS, would result in a Section 7.03 Amount (a "Carried Claim"). To the extent a contest involves more claims by the IRS that do not relate to the loss of Aggregate Tax Credits in addition to a Carried Claim, Buyer shall reasonably allocate its contest costs to determine that portion of such costs directly related to the Carried Claim and Seller shall bear such allocated costs.

     7.06 Control. Except or unless otherwise specifically provided herein, Buyer shall control the nature of all action to be taken to contest a Tax Claim. Buyer shall be required to proceed beyond the administrative level to either the Tax Court, the appropriate federal district court or the U.S. Claims Court only if Seller delivers to Buyer a Legal Opinion (the cost of which shall be borne by Seller), which opinion states that there is a realistic possibility (as that term is interpreted under Section 6694 of the Code) that Buyer will prevail on the merits of its case. Buyer shall be required to appeal an adverse decision of such court only if Seller delivers a Legal Opinion (the cost of which shall be borne by Seller) which opinion states that, after taking into account conclusions of fact and law contained in the lower court's decision, it is more likely than not that Buyer will prevail on appeal. In no event shall Buyer be required to appeal an adverse determination of any court beyond the first appeal.

     7.07 Information. Buyer shall keep Seller reasonably informed as to the status and progress of all matters materially related to the contest of the Tax Claim. Buyer shall provide Seller, within 15 days of the receipt thereof, with copies of all written communications received from the IRS relating to the Tax Claim. Buyer shall discuss with

Seller the course and conduct of all matters that are the subject of a potential
Section 7.03 Amount and shall permit representatives of Seller to participate in meetings and discussions with the IRS regarding any Tax Claim to the extent practicable under then applicable IRS procedures and without providing Seller information relating to matters that are not the subject of a potential Section
7.03 Amount; provided, however, Seller's role at any meetings and discussions with the IRS regarding a Tax Claim will be as an expert consultant acting at the direction of Buyer in providing factual and legal support for the representations and covenants indemnified hereunder.

     7.08 Settlements. In the case of any Tax Claim subject to the contest provisions hereof, Buyer may at any time settle such Tax Claim it is otherwise required to contest pursuant to the terms hereof. Any such settlement, without the consent of Seller, which consent will not be unreasonably withheld, shall be deemed an unconditional waiver by Buyer of its rights to a Section 7.03 Amount with respect to any Tax Loss to which the Tax Claim relates and with respect to any other Tax Loss which arises in any subsequent year the contest of which is precluded or materially prejudiced by such failure to contest. If, in the course of contesting any Tax Claim, Buyer receives an offer from the IRS that would permit Buyer to settle such Tax Claim (a "Settlement Notice"), Buyer shall promptly notify Seller of such proposed settlement within 30 days of receipt thereof. If such offer would not affect the contest of any items unrelated to the Tax Claim (either in the current or any other taxable year) and Seller determines that such offer is favorable, then, within 15 days after receiving notice of the Settlement Notice from Buyer, Seller may request in writing (a "Settlement Acceptance Notice") that Buyer agree to such settlement (which request shall include an acknowledgment by Seller that the Section 7.03 Amount applicable to such Tax Claim will include an amount calculated in accordance with Section 7.03 with respect to all years affected by such settlement and an acknowledgment that, to the extent such settlement does not control the outcome of prior or subsequent taxable years, that Section 7.03 will continue to apply to such prior or subsequent years). Upon receipt of a Settlement Acceptance Notice, Buyer shall either agree to accept such settlement or to treat an amount equal to the Section 7.03 Amount that would result from such settlement as the
Section 7.03 Amount with respect to the claimed Tax Loss to which the settlement related. Notwithstanding the preceding provisions of this Section 7.08, if Seller provided Buyer with a Settlement Acceptance Notice, but the settlement contemplated by such notice is not accepted by the IRS, Section 7.03 shall continue to apply.

     7.09 Waiver. Notwithstanding any of the foregoing provisions to the contrary, Buyer, by written notice to Seller, may refrain from contesting any Tax Claim. Any failure by Buyer to contest, unless such failure is excused pursuant to the second sentence of Section 7.05, shall be deemed to be a waiver of rights to a Section 7.03 Amount for the year or years to which such Tax Claim relates and to all prior or subsequent years in which both (i) additional Tax Claims are made based upon the same legal or factual theory as such Tax Claim, and (ii) the contest of which Tax Claim is precluded or materially prejudiced by Buyer's failure to contest.

     7.10     Adjustments.  If Seller delivers a Recalculation Statement under
Section 6.02 before a Tax Claim is delivered to Buyer, this Tax Indemnity shall apply only with respect to the adjusted figures for Qualified Production, Tax Credit Rate and Aggregate Tax Credits shown on the latter of any such statements, and any prior figures shall be ignored for the purposes of this Tax Indemnity.


                                 ARTICLE VIII
                                 ------------

                        OTHER OBLIGATIONS AFTER CLOSING

     8.01 Sales Taxes and Recording Fees. Seller shall pay all sales or use taxes occasioned by the purchase and sale of the Interests and all documentary, filing and recording fees required in connection with the filing and recording of the assignments described in Section 5.03(a) above.

     8.02 Indemnification (Other Than For Lost Tax Credits). After the Closing, Buyer and Seller shall indemnify each other as set forth below. Notwithstanding anything to the contrary contained in this Section 8.02, the indemnity obligations of Seller set forth in this Section 8.02 shall not extend to or cover any loss of Aggregate Tax Credits by Buyer other than partial refunds of the Cash Portion of the Purchase Price pursuant to Section 8.07. Buyer's sole remedy for any claimed loss of Aggregate Tax Credits shall be as provided in Article VII, except for claims for partial refunds of the Cash Portion of the Purchase Price pursuant to Section 8.07.

              (a) Indemnity by Seller for Pre-Effective Date Matters. Seller shall defend, indemnify and save and hold harmless Buyer for, from and against and shall promptly reimburse Buyer with respect to any and all Adverse Consequences with respect to the Interests which accrue or relate to times prior to the Effective Date (but not to the extent such Adverse Consequences result from or are attributable to any representation of Buyer contained in this Agreement being untrue or a breach of any warranty or covenant of Buyer contained in this Agreement). Seller's aggregate liability under the indemnity obligations under this Section 8.02(a) shall not be limited in amount except as otherwise provided in Section 8.02(c)(ii).

              (b) Indemnity by Seller for Environmental Matters. Seller shall defend, indemnify and save and hold Buyer harmless for, from and against and shall promptly reimburse Buyer with respect to, any and all Adverse Consequences of any and every kind or character, known or unknown, fixed or contingent, asserted by any federal, state, local or other governmental entity or other party against Buyer or incurred by Buyer to comply with applicable law, by reason of or arising out of (i) any violation or breach of any Environmental Laws by Seller, any of its predecessors or its employees or agents before Closing; (ii) any act, omission, event or circumstance existing or occurring on the Interests before Closing (including, without limitation, the use; transportation; handling; storage; treatment; removal;

     actual, proposed or threatened release or emission; generation; or presence of Hazardous Substances on or under the Interests or other property, wetlands or waterways) that constitutes or results in a violation or breach of or liability under any Environmental Laws; or (iii) any matter that would constitute a breach of Seller's representations in Section 3.01(t) applied without regard to whether such matters are within Seller's Knowledge. Seller's aggregate liability under the indemnity obligations under this Section 8.02(b) shall not be limited in amount except as otherwise provided in Section 8.02(c)(ii).

              (c)    Indemnity by Seller for Breach.

                     (i) Seller shall defend, indemnify and save and hold harmless Buyer for, from and against and shall promptly reimburse Buyer with respect to any and all Adverse Consequences that result from or are attributable to any representation or warranty of Seller contained in this Agreement being untrue, or any warranty, agreement or covenant of Seller contained in this Agreement being breached, subject to the limitations hereinafter set forth. Except with respect to claims for loss of Aggregate Tax Credits (Buyer's sole remedy for which shall be as provided in Article VI, Article VII and Section 8.07), the indemnification provided in this
     Section 8.02(c) and the implementation thereof as provided in the other provisions of this Article VIII shall be the sole and exclusive remedy of Buyer for breach of any of Seller's representations, warranties, agreements or covenants of Seller contained in this Agreement. Seller's aggregate liability under the indemnity obligations under this Section 8.02(c) shall not be limited in amount, except as otherwise provided in Section 8.02(c)(ii).

                     (ii) Notwithstanding any other provisions of this Agreement, Seller's aggregate liability under Sections 8.02(a), 8.02(b) and 8.02(c)(i) for claims by Buyer (A) for loss of title to any Well or Unit,
     (B) based on Seller's failure to receive the Net Revenue Interests in any Well or Unit as set forth in Exhibit A, (C) otherwise based on a loss in value of the Interests (including any equipment included therein) or (D) any other claim asserted by Buyer under Section 8.02(a) that is not attributable to a third-party claim against Buyer, shall be limited (provided that this limitation shall not limit Seller's obligations with respect to any claims asserted against Buyer by third Persons who are not successors in interest to Buyer with respect to the Interests) to an amount equal to (1) the Allocated Value of the affected Wells, plus (2) interest, compounded monthly, at the Applicable Rate on the amount described in "(1)" from the Effective Date through the date Seller pays the applicable indemnity claim by Buyer; and provided further that the dollar amount of any such lost value shall be determined using the same methodology as used in preparing the Reserve Report. "Allocated Value" means as to any Unit, an amount equal to $5,000,000.00 multiplied by a fraction whose numerator is an amount equal to 99.5% of the "PV10 value" of such Unit as reflected on the Reserve Report and whose denominator is $83,872,000. The Allocated Value of any Well shall be the

     Allocated Value of the Unit in which such Well is located divided by the number of Wells in the Unit.

              (d) Buyer's Indemnification of Seller. Buyer shall defend, indemnify and save and hold harmless Seller for, from and against and shall promptly reimburse Seller with respect to any and all Adverse Consequences that result from or are attributable to any representation or warranty of Buyer contained in this Agreement being untrue or any warranty, agreement or covenant of Buyer contained in this Agreement being breached. The indemnification provided in this Section 8.02(d) and the implementation thereof as provided in the other provisions of this Article VIII shall be the sole and exclusive remedy of Seller for breach of any of Buyer's representations, warranties, agreements or covenants of Buyer set forth in
     Section 3.02.

              (e)    Procedures. The indemnification contained in this Section
     8.02 shall be implemented as follows:

                     (1) Such indemnity shall extend to any actual loss, cost, expense, liability, obligation or damage ("Loss") incurred or suffered by the indemnified party, its officers, directors, shareholders, partners, members and managers, including reasonable fees and expenses of attorneys, technical experts and expert witnesses reasonably incident to the Adverse Consequences indemnified against.

                     (2) The amount of each payment claimed by an indemnified party to be owing and the basis for such claim, together with a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed, shall be set forth by such party in a statement delivered to the indemnifying party ("Claim Notice"). The amount claimed shall be paid by such indemnifying party as and to, and only to the extent required herein within 30 days after receipt of such statement or after the amount of such payment has been finally established, whichever last occurs.

                     (3) Promptly after notification to an indemnified party with respect to any claim or legal action or other matter that may result in a Loss for which indemnification may be sought under this Section 8.02, but in any event in time sufficient for the indemnifying party to contest any action, claim proceeding or other matter that has become the subject of proceedings before any court or tribunal, such indemnified party shall give written notice of such claim, legal action or other matter to the indemnifying party and, at the request of such indemnifying party, shall furnish the indemnifying party or its counsel with copies of all pleadings and other information with respect to such claim, legal action or other matter and shall, at the election of the indemnifying party made within 60 days after receipt of such notice, permit the indemnifying party to assume control of such claim, legal action or other matter (to the extent only that such claim, legal action or other matter relates to a Loss for which the indemnifying party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the indemnified party, and the conduct of litigation, through attorneys of the indemnifying party's choice; provided, however, that no such settlement can result in any liability or cost to the indemnified party without its consent. In the event of such an election by the indemnifying party to assume control, (A) any expense incurred by the indemnified party thereafter for investigation or defense of the matter shall be borne by the indemnified party, and (B) the indemnified party shall give all reasonable information and assistance, other than pecuniary, that the indemnifying party shall deem necessary to the proper defense of such claim, legal action, or other matter. In the absence of such an election, the indemnified party will use its best efforts to defend, at the indemnifying party's expense, any claim, legal action or other matter to which such other party's indemnification under this Section 8.02 applies until the indemnifying party assumes such defense, and, if the indemnifying party fails to assume such defense within the time period provided above, settle the same in the indemnified party's reasonable discretion at the indemnifying party's expense.

              (f) Any party entitled to indemnification hereunder shall use commercially reasonable efforts to minimize any Adverse Consequences for which indemnification is sought hereunder.

     8.03 Further Assurances. Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be reasonably necessary or advisable to carry out their obligations under this Agreement and under any Exhibit, Schedule, document, certificate or other instrument delivered pursuant hereto.

     8.04 Survival. The representations, warranties, covenants, agreements and indemnities included or provided in this Agreement, or in any Exhibit, Schedule, document, certificate or other instrument delivered pursuant hereto, shall survive the Closing.

     8.05     Tax Reporting and Ruling.

              (a) Inclusion in Tax Basis and Amount Realized. Buyer and Seller shall treat the Production Payment as a contingent payment debt instrument governed by the provisions of Treasury Regulation
     Section 1.1275-4(c). The "issue price" of such debt instrument shall be determined under Treasury Regulation Section 1.1274-2(g). Buyer shall include the issue price of such debt instrument in its tax basis for the Interests as of the Closing Date pursuant to Treasury Regulation Section 1.1012-1(g). Seller shall determine the amount realized upon the disposition of the Interests attributable to such debt instrument pursuant to Treasury Regulation Section 1.1001-1(g).

              (b) Principal and Interest Computations. The portion of each payment made pursuant to the Production Payment that will be treated as principal and the portion of each such payment that will be treated as interest shall be determined pursuant to the principles set forth in Treasury Regulation Section 1.1275-4(c)(4).

              (c)    Treatment of Fixed Payment Note   Both Buyer and Seller
     agree to treat the Fixed Payment Note as a fixed yield obligation under Treasury Regulation Section 1.1272-1(d) and will recognize interest expense to Buyer and income to Seller, respectively, as such.

              (d) Interests Owned By Buyer. Prior to the Full Production Date, the parties shall treat the entire interest in the Interests as owned by Buyer for all purposes, including, but not limited to, for federal income tax purposes. To that end, Buyer, its successors and assigns, shall at all times treat production income attributable to the entire interest in the Interests prior to the Full Production Date as its income for federal income tax purposes, and Seller, its successors and assigns, shall treat such production income as the income of Buyer for federal income tax purposes. Seller and Buyer shall treat the transfer of the Interests as a sale for federal income tax purposes.

              (e) Michigan Single Business Tax. Buyer agrees to take the position that because it will pay severance taxes on sales of Hydrocarbon production from the Interests it will be exempt from any single business tax under the Michigan Single Business Tax Act, as currently enacted and enforced, attributable to its ownership of the Interests and the sale of production therefrom under the rationale of Cowen v. Department of Treasury, 204 Mich. App. 428 (1994). The parties will cooperate reasonably to sustain this position, provided neither party will have any obligation to contest the imposition of such tax or any claim for payment of such tax by the State of Michigan. If this filing position is challenged by the State of Michigan or the single business tax is amended such that Buyer is required to pay any single business tax, the parties acknowledge that during the term of the Production Payment reserved to Seller in the PP Document 100% of such tax shall be debited to the Net Profits Account under such Production Payment as provided in Section 3.3(c) thereof.

              (f) Private Letter Ruling. Buyer may request a private letter ruling from the Internal Revenue Service seeking rulings to substantially the effect described in Schedule 8.05(f). Seller shall cooperate as Buyer reasonably requests in seeking such rulings including agreeing to modifications to the Transaction Documents requested by Buyer to the extent necessary to obtain such rulings; provided that Seller shall not be required to agree to any modification that would adversely affect Seller from an economic, tax, legal, operational or security standpoint. If Buyer files the request for ruling on or before May 19, 2000 but does not receive a favorable private letter ruling regarding such matters by December 24, 2000, Buyer may elect to give a "No Ruling Notice" by delivering such a notice to Seller on or before December 31, 2000, which notice shall have the effect described in Section 8.05(g).

              (g) No Ruling Notice. If Buyer timely gives a No Ruling Notice pursuant to Section 8.05(f), then, as of December 31, 2000, the Transaction Documents shall be deemed amended as follows and the parties shall execute and deliver such amendments and other documents necessary to give effect to such amendments:

                     (i) The cumulative Quarterly Scheduled Amount Deficit (as defined in the PP Document) shall be deemed to be an amount equal to (1) the Cash Portion of the Purchase Price plus Applicable Interest thereon from March 31, 2000, through December 31, 2000, plus (2) Excess Credit Capital Contributions (as defined in the LLC Agreement), if any, made by the members of Buyer to the Designated Account (as defined in the Management Agreement) prior to December 31, 2000 plus Applicable Interest thereon from the date such contributions were made to the Designated Account through December 31, 2000, less (3) any Scheduled Amount Deficit Distributions made to the members of Buyer prior to December 31, 2000 plus interest thereon at the Applicable Rate from the date such distributions were made through December 31, 2000.

                     (ii) The Qualified Production, the Aggregate Tax Credits, the Scheduled Amount, the CIL Rescheduled Amount, the Excess Tax Credits, the Quicksilver Monthly Abandonment Reserve (as defined in the PP Document), and the Management Fee (as defined in the Management Agreement) for each Quarterly Period commencing on or after April 1, 2000 shall be deemed amended to be zero. No further payments shall be due on the Fixed Payment Note. No amounts shall be reserved in the Quicksilver Monthly Abandonment Reserve, the Working Capital Reserves, the Tax Claim Reserves, or the Payment Reserves (as such terms are defined in the Management Agreement). Neither Seller, any Senior Lender or any Sub-Debt Lender will seek to restrain or prevent the distribution of any Scheduled Amount Deficit Distribution to the members of Buyer, or seek to require the members of Buyer to recontribute the same to Buyer or pay such amounts to any other Person.

                     (iii) At such time as Buyer has received Scheduled Amount Deficit Distributions sufficient to reduce the Unrecouped Scheduled Amount & Interest Deficit (as defined in the PP Document) to zero (provided that Seller shall have the right to pay to the members of Buyer (99% to State Street Bank and Trust Company and 1% to Antrim Corporation) amounts in addition to the Scheduled Amount Deficit Distributions which payments by Seller shall be deemed to constitute Scheduled Amount Deficit Distributions for purposes of this Section 8.05(g)(iii)):

                           (1)  the Fixed Payment Note shall be deemed canceled;

                           (2)  the Production Payment shall be deemed
              terminated;

                           (3) within 30 days thereafter Buyer shall execute, acknowledge, and deliver to Seller sufficient numbers of assignments of the Interests to Seller ((A) excluding equipment and other tangible Interests disposed of in the ordinary course of business, and Leases and Units that have expired, been terminated or defeased in the ordinary course of business, and (B) including any additions to the equipment and other tangible property owned by Buyer and located on the Land, appurtenant thereto or used or obtained in connection therewith or with the production, gathering, treatment, processing, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto) to permit Seller to record said assignments of record, such assignments to be in a form reasonably satisfactory to Buyer and Seller; such assignments will contain legally sufficient property descriptions of such Interests, comply with all recordation and governmental requirements, will be made effective as of the date on which Buyer received Scheduled Amount Deficit Distributions sufficient to reduce the Unrecouped Scheduled Amount & Interest Deficit to zero, and will contain a special warranty of title, subject to the Reversionary Interest;

                           (4) Seller shall assume and release and indemnify, defend and save and hold harmless Buyer from all liabilities and obligations relating to the Interests, including but not limited to those arising under the Production Payment and all liabilities and other Adverse Consequences, including, without limitation, those arising under Environmental Laws that are attributable to the Interests (whether arising before, during or after Buyer's period of ownership and whether or not attributable to the actions of Buyer); provided, however, that notwithstanding any other provision of this Agreement or the other Transaction Documents, Seller shall have no obligation in regard to liabilities and other Adverse Consequences to the extent the same are attributable to the gross negligence or willful misconduct of Buyer or to the breach by Buyer of the Transaction Documents; provided, however, that acts of Seller (its successors and assigns) as Buyer's manager under the Management Agreement shall not be deemed to be acts of Buyer.

              (iv) If Buyer, its successors or assigns, claims on its federal income tax return any tax credits under section 29 of the Code on production from the Interests, then, for purposes of Section 8.05(g)(iii), the members of Buyer shall be deemed to have received an additional Scheduled Amount Deficit Distribution equal to the amount of such credits as of last day of the Quarterly Period during which the Gas giving rise to such credits was produced. The decision regarding whether or not to claim any such tax credits shall be within the sole and absolute discretion of the Buyer.

              (v) Neither Seller, nor any successor or assign of Seller, shall claim any tax credits under section 29 of the Code on any gas produced from the Interests until the earlier of (x) the closing of Seller's exercise of the Seller's Option and (y) the effective time of the reconveyance of the Interests by Buyer to Seller under Section 8.05(g)(iii).

     8.06 Allocation of Unit Production. The parties recognize that the Units include the Wells and the Non-Qualified Wells, and that additional wells may be drilled on lands included in the Units. The parties further recognize that because of the relatively low volumes of gas produced from each well it may be economically impractical to meter separately production from each well in the Unit and that production from the Qualified Wells is or may be commingled with production from the Non-Qualified Wells and other wells included in the Units prior to metering and that the commingled production will be centrally metered. In such instances, subject to the last sentence of this Section 8.06, the parties agree, and agree to use their commercially reasonable efforts to cause third parties, to deem that each producing well in a Unit produces the same volume of Hydrocarbons (for example, if 10,000 Mcfs are produced from a Unit in a month by 10 producing wells then each well shall be deemed to have produced 1,000 Mcfs during the month). Within 30 days after Closing the parties shall cause the Engineering Firm to review the production allocation methodology described in this Section 8.06 to determine whether such allocation is reasonable for the Interests in light of their particular production characteristics, giving due consideration to local oil and gas industry practices, and can be adequately demonstrated for the purposes of the Code; if the Engineering Firm does not conclude that such allocation can be so substantiated, the parties shall agree upon an allocation methodology that can be so substantiated for purposes of the Code.

     8.07     Preferential Rights; CMS Title Defects; Corrective Assignments.

              (a) Seller shall promptly notify Buyer if any preferential purchase rights with respect to the Interests are exercised or if the requisite notice period has elapsed without said rights having been exercised.

              (b) Seller shall promptly provide Buyer with copies of all Claims of Title Defects (as defined in the CMS Agreement) relating to the Interests that are given to CMS pursuant to the post-closing title procedure set forth in Article XIII of the CMS Agreement. Seller shall keep Buyer informed on a current basis of the status and CMS response to all such claims by providing, from time to time as appropriate, a status report describing which claims have been cured, indemnified or bonded over and which claims, if any, resulted in a purchase price adjustment and the amount of the adjustment for each such claim. Seller shall promptly pay to Buyer all purchase price adjustment amounts received by it from CMS for portions of the Interests that are not required to be reconveyed to CMS pursuant to Section 8.07(c) below up to an amount equal to the Allocated Value plus the Lost Scheduled Amount attributable to the affected Interests. If purchase price adjustments would otherwise be due to Seller for any portion of the Interests under such post-closing title procedure but are not paid to Seller by CMS because of the limits on title adjustments set forth in
Section 13.5 of the CMS Agreement, then Seller shall, within ten days after written notice from Buyer, deliver to Buyer in immediately available funds an amount equal to the unpaid purchase price adjustment attributable to such portion of the Interests. Seller agrees to use its commercially reasonable efforts to cure any title defects relating to the Interests identified in the title opinions and title reports described in Schedules 5.03(i)(1) and 5.03(i)(2), and any defects noticed by Buyer to Seller after the Closing.

              (c) (i) If a third party elects to purchase any portion of the Interests subject to a valid preferential right after the Closing Date, (ii) if any portion of the Interests are reconveyed to CMS pursuant to the CMS Agreement, (iii) if any required consent to the assignment of any portion of the Interests from Terra to Seller, from CMS to Seller, or from Seller to Buyer is not obtained within 120 days after the Closing and Buyer does not elect to waive obtaining such consent, or (iv) if Buyer is required to reconvey any portion of the Interests to Terra, CMS or Seller by court order, then Buyer shall be obligated to convey such portion of the Interests to such third party or CMS, Terra or Seller, as the case may be, and shall be entitled to receive all amounts payable by such third party or by CMS, Terra or Seller, as the case may be, in connection therewith up to an amount equal to the Allocated Value plus the Lost Scheduled Amount attributable to the affected Interests. If the amount so received by Buyer is less than the Allocated Value plus the Lost Scheduled Amount attributable to each Well or interest therein included in such portion of the Interests, Seller shall, within ten days after written notice from Buyer, deliver to Buyer in immediately available funds an amount equal to the amount by which (x) such Allocated Value and Lost Scheduled Amount exceeds (y) the amount so received by Buyer.

              (d) If any portion of the Interests is conveyed to CMS or another third party pursuant to this Section 8.07, Seller shall cause the Engineering Firm to rerun the Reserve Report and Buyer and Seller shall agree upon appropriate adjustments to the Excess Credit Contribution Cap, the amount of the Fixed Payment Note and the amortization thereof, the Full Production Date, the Production Payment Termination Date, and the Scheduled Amount for each Quarterly Period (collectively, the "Variables"), to adjust the Variables to what they would have been had the portion of the Interests conveyed to CMS, Terra, Seller or another third party not been included in the Interests, the Reserve Report or the original determination of the Variables. The parties agree to promptly execute and deliver such amendments to the Transaction Documents as are necessary to reflect the changes in the Variables and Seller shall pay all recording and filing fees associated with recording and filing such amendments. Seller shall also pay all costs for the Engineering Firm to rerun the Reserve Report to determine the changes in the Variables. The foregoing procedure in this Section 8.07(d) shall also apply, where appropriate, to any portions of the Interests as to which purchase price adjustments are made under the CMS Agreement for title defects but which are not conveyed to CMS, Terra or another third party under Section 8.07(c).

              (e) It is the intent of the parties that the Units included in the Interests include and be limited solely to the Units (which are described as "projects" in the Reserve Report) described in the Reserve Report, including all Qualified Wells and Non-Qualified Wells within such Units. Buyer agrees that in the event any legal description attached to or included in the Assignment, the PP Document, the Mariner Mortgage, the Quicksilver Mortgage or any of the other Transaction Documents is determined to cover properties in addition to those which are described in and the subject of the Reserve Report (the "Non-Mariner Properties"), Buyer will execute and deliver such conveyances, terminations, releases and other corrective or curative documents as Seller requests to reconvey such Non-Mariner Properties to Quicksilver and otherwise release and terminate any liens or encumbrances held by Buyer on such Non-Mariner Properties. Seller agrees to execute and deliver, or cause Terra to execute and deliver, such supplemental and corrective assignments as may be necessary (i) to convey all of Terra's interest to Quicksilver and (ii) to convey all of Quicksilver's interest to Buyer, in the Units and projects which are described in and the subject of the Reserve Report.

              (f) Seller shall cause the official forms for assignment of all State of Michigan Leases to be completed and submitted to the Michigan Department of Natural Resources within 10 days after Closing.

     8.08 Compression Arrangements. Seller has reserved certain compressors used to compress gas produced from the Interests and the lateral pipelines downstream from such compressors to the point such lateral pipelines connect to a lateral pipeline or other pipeline owned by a third party. After the Closing Buyer, as the successor in title to CMS, Terra and Seller, will be a party to contracts with Gas Compression Services or other third parties pursuant to which such third party purchases Gas produced from the Interests to fuel the compressors retained by Seller and the other compressors used to compress the Gas prior to its delivery to Cinnabar. Such contracts are set forth in Schedule
8.08 attached hereto. Seller shall furnish Buyer with copies of all such contracts by May 30, 2000 in order that Buyer may review such contracts and determine if such contracts are sufficient to permit the Gas sold to such third party compression service providers to be treated as Qualified Production. If Buyer is not satisfied that such Gas may be treated as Qualified Production, the parties shall use their reasonable commercial efforts to cause such arrangements to be amended, or enter into other arrangements, in order that such Gas may be treated as Qualified Production. Such Gas shall not be included in Qualified Production on any Quarterly Statement unless and until Buyer is satisfied that it qualifies as Qualified Production. Seller agrees to lease or otherwise make available the compressors retained by Seller to such third party compression service providers in order to enable them to provide such services. Seller, its successors and assigns, agrees to continue to deliver the Gas after compression to the third party lateral or pipeline, and, after the termination of the above described third party compression arrangements, to compress the Gas, on terms no less favorable to Buyer, its successors and assigns, than arms' length terms for similar services in the area provided by third parties.

                                   ARTICLE IX

               SELLER'S OPTION TO PURCHASE OIL AND GAS INTERESTS

     9.01 Grant of Seller's Option. For and in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer hereby grants to Seller, its successors and assigns, an exclusive and irrevocable option to purchase all (but not less than all) of the Interests ((i) excluding equipment and other tangible Interests disposed of in the ordinary course of business, and Leases and Units that have expired, been terminated or defeased in the ordinary course of business, and (ii) including any additions to the equipment and other tangible property owned by Buyer and located on the Land, appurtenant thereto or used or obtained in connection therewith or with the production, gathering, treatment, processing, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto) (the "Seller's Option"), such Seller's Option to be exercisable as set forth in Sections 9.02 through 9.07 below. The Seller's Option is subject to any restrictions, exceptions, reservations, conditions, limitations, burdens, contracts, agreements and other matters applicable to the Interests other than matters arising by, through or under Buyer. To the extent transferable, upon Seller's exercise of the Seller's Option, Buyer will transfer to Seller the benefit of and right to enforce all covenants and warranties, if any, which Buyer is entitled to enforce against Buyer's predecessors in title to the Interests.

     9.02     Term of the Seller's Option.

              (a) The Seller's Option is a presently vested interest in real property exercisable by Seller on or after each of the following dates (each being a "Trigger Date"):

                     (1)   Subject to Section 9.07, September 1, 2002; and

                     (2) When the cumulative Excess Credit Capital Contributions made by the members of Buyer to Buyer pursuant to
              Section 3.2 of the LLC Agreement, equals or exceeds the Excess Credit Contribution Cap.

              (b) Each time the Seller's Option shall have become exercisable, Seller's right to exercise the Seller's Option shall terminate if not timely exercised in accordance with the terms hereof on or before 11:59 p.m. Eastern Time on the date which is 180 days following the applicable Trigger Date (the "Seller's Exercise Termination Date"). Subject to Section 9.07, but notwithstanding any other provision of this Article IX, Seller's option to repurchase the Interests under this Article IX shall terminate if Seller has not exercised such option by March 31, 2003.

     9.03 Exercise of the Seller's Option. Seller shall exercise the Seller's Option by providing written notice to Buyer on or before the Seller's Exercise Termination Date (the "Seller's Option Exercise Date"). Subject to
Section 9.07, the parties agree that the date on which the transaction contemplated by exercising the Seller's Option closes
(the "Seller's Option Closing Date") shall be on or before 60 days following the Seller's Option Exercise Date, provided, however, the Seller's Option Closing Date shall not occur before December 31, 2002.

     9.04 The Seller's Option Purchase Price. The cash purchase price to be paid by Seller to Buyer on the Seller's Option Closing Date for the Interests (the "Seller's Option Purchase Price") shall be the fair market value of the Interests as of the Seller's Option Exercise Date, subject to all encumbrances thereon except encumbrances placed on the Interests by Buyer, including, without limitation, the Production Payment and the Reversionary Interest, with appropriate adjustments for Expense Loans (as defined in the Management Agreement), costs and expenses paid, revenues received, gas imbalances and other benefits and liabilities accruing with respect to the Interests prior to the Seller's Option Closing Date. The parties shall attempt to agree upon the fair market value of the Interests within 15 days after delivery of notice of the exercise of the Seller's Option. If the parties are unable to so agree, then the fair market value of the Interests shall be equal to (i) the net present value of the remaining recoverable proved developed producing reserves, and all proved developed nonproducing reserves attributable to any Rework Operations that have not been conducted, as of the Seller's Option Exercise Date, determined without deduction of the Production Payment, less (ii) the net present value of the Production Payment as of the Seller's Option Exercise Date.


     The net present value of the remaining recoverable proved developed producing reserves, and all proved developed nonproducing reserves attributable to any Rework Operations that have not been conducted, shall be established in the following manner and in accordance with the following agreed valuation principles:

              (a)    the fair market value shall be net of the Reversionary
                     Interest;

              (b) recoverable reserves, projected recovery rates, and operating expense forecasts will be made by Schlumberger Holditch - Reservoir Technologies Consulting Services, or such other firm of independent petroleum engineers as the parties shall agree (the "Engineering Firm");

              (c) gas prices will be equal to the then volume-weighted average price received by Buyer under the Cinnabar Gas Sales Contract and existing arms' length gas contracts with third parties or other arms' length spot sales to third parties for gas produced from the Interests for the 12 months immediately preceding the Seller's Option Exercise Date adjusted for any future price escalation or de-escalation under any such arms' length third party contracts (with such weighted average price otherwise unescalated);

              (d) the resulting net revenue stream prepared by the Engineering Firm will be discounted at the rate equal to the Prime Rate plus 400 basis points;

              (e) otherwise generally utilizing the same methodology used in preparing the Reserve Report; and

              (f) assuming that all of the representations and warranties made by Seller in this Agreement as to the Interests were true and correct as of the Closing notwithstanding that any such representation or warranty may be discovered not to have been true and correct, except that changes from the state of facts so represented or warranted by Seller in the case of (1) events occurring after Closing or (2) changes necessary to reflect the state of facts giving rise to any payment by Seller to Buyer pursuant to Section 8.02(c) shall be given full effect and accounted for in the valuation.

The net present value of the Production Payment shall be an amount equal to the net present value of the projected payments to Seller under the Production Payment determined in a similar manner for the remaining recoverable proved developed producing reserves, and all proved developed nonproducing reserves attributable to any Rework Operations that have not been conducted, burdened thereby and after giving effect to all projected debits to the Net Profits Account under the PP Document including, without limitation, projected debits for payments of principal and interest under the Fixed Payment Note pursuant to
Section 3.3(n) of the PP Document, projected debits for any Unrecouped Scheduled Amount & Interest Deficits pursuant to Section 3.3(o) of the PP Document, and projected debits pursuant to Section 3.3(p) of the PP Document, in each case at the times and in the amounts projected to be made prior to the Production Payment Termination Date (as defined in the PP Document). For purposes of calculating projected Quarterly Scheduled Amount Deficits, Cumulative Scheduled Amount Deficits, Excess Tax Credits, and Unrecouped Scheduled Amount & Interest Deficits (as such terms are defined in the PP Document), it shall be assumed that the Aggregate Tax Credits from and after the Seller's Option Closing Date will be zero.

Seller shall engage the Engineering Firm and be responsible for payment of the fees and expenses of the Engineering Firm. If the parties cannot agree on the Seller's Option Purchase Price, the parties agree to submit the issue to binding arbitration in accordance with the arbitration procedures set forth in Article
XI. The determination of the Seller's Option Purchase Price by the arbitrators shall be conclusive and binding upon the parties.

     9.05 Seller's Option Closing Date. On the Seller's Option Closing Date, the following shall occur:

              (a) Seller shall pay to Buyer, by wire transfer in immediately available funds, (i) the Seller's Option Purchase Price, less (ii) the outstanding balance of principal and accrued interest under the Fixed Payment Note as of the Seller's Option Exercise Date, but not to exceed the Seller's Option Purchase Price. The amount in "(ii)" shall be applied toward prepayment of the Fixed Payment Note and if such amount is sufficient to pay the Fixed Payment Note in full, the Fixed Payment Note shall be deemed discharged and canceled; if the amount in "(ii)" is insufficient to discharge the Fixed Payment Note, the Fixed Payment Note shall continue in full force and effect, no further monthly payments shall be due or payable thereunder, and the remaining outstanding balance, together with interest thereon as provided in the Fixed Payment Note, shall be due and payable on the Maturity Date (as defined therein);

              (b) Buyer shall execute, acknowledge, and deliver to Seller sufficient numbers of assignments of the Interests ((i) excluding equipment and other tangible Interests disposed of in the ordinary course of business, and Leases and Units that have expired, been terminated or defeased in the ordinary course of business, and (ii) including any additions to the equipment and other tangible property owned by Buyer and located on the Land, appurtenant thereto or used or obtained in connection therewith or with the production, gathering, treatment, processing, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto) to permit Seller to record said assignments of record, such assignments to be in a form reasonably satisfactory to Buyer and Seller. The assignments will contain legally sufficient property descriptions of such Interests, comply with all recordation and governmental requirements, be made effective as of the Seller's Option Exercise Date, and contain a special warranty of title, subject to the Production Payment and the Reversionary Interest.

              (c) Seller shall assume and release and indemnify, defend and save and hold harmless Buyer from all liabilities and obligations relating to the Interests, including but not limited to those arising under the Production Payment and all liabilities and other Adverse Consequences, including, without limitation, those arising under Environmental Laws that are attributable to the Interests (whether arising before, during or after Buyer's period of ownership and whether or not attributable to the actions of Buyer); provided, however, that notwithstanding any other provision of this Agreement or the other Transaction Documents, Seller shall have no obligation in regard to liabilities and other Adverse Consequences to the extent the same are attributable to the gross negligence or willful misconduct of (1) Buyer or to the breach by Buyer of the Transaction Documents; provided, however, that acts of Seller (its successors and assigns) as Buyer's manager under the Management Agreement shall not be deemed to be acts of Buyer or (2) any manager or operator of the Interests other than Seller (its successors or assigns), under any agreement similar to or in substitution for the Management Agreement following the termination of the Management Agreement.

     9.06 Refund of Unused Abandonment Reserve. Upon any such repurchase by Seller, any funds remaining in the Quicksilver Abandonment Account-PP, and any funds received by Buyer from such account but not applied to pay Abandonment Costs (as defined in the PP Document), shall be paid to Seller.

     9.07 Extension of Option Period. If, by reason of an amendment to or affecting section 29(f) of the Code, the Capital Contribution Termination Date is after December 31, 2002, the dates certain in Sections 9.02 and 9.03 shall be deemed extended by that number of days equal to the number of days between December 31, 2002 and the Capital Contribution Termination Date.

                                   ARTICLE X

                BUYER'S OPTION TO PURCHASE OIL AND GAS INTERESTS

     10.01 Grant of Buyer's Option. For and in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby grants to Buyer, its successors and assigns, an exclusive and irrevocable option (the "Buyer's Option") to purchase:

              (a) If the Buyer's Option is exercised as to all of the Wells, Leases and Units, the (i) Production Payment, and (ii) the Reversionary Interest and all other right, title and interest of Seller in and to the Wells, Leases and Units (excluding equipment and other tangible Interests disposed of in the ordinary course of business, and Leases and Units that have expired, been terminated or defeased in the ordinary course of business and including any additions to the equipment and other tangible property owned by Seller and located on the Land, appurtenant thereto or used or obtained in connection therewith or with the production, gathering, treatment, processing, sale or disposal of Hydrocarbons or water produced therefrom or attributable thereto) (the "Seller's Interests").

              (b) If the Buyer's Option is exercised with respect to less than all of the Wells, Leases and Units, Buyer, or its designee or assignee, shall purchase the interests described in clause (a)(ii) above insofar as they relate to the Wells, Leases and Units being purchased and, instead of purchasing the Production Payment, that portion of the Wells, Leases and Units with respect to which the Buyer's Option is exercised shall be released from the Production Payment.

Buyer's Option shall be exercisable as set forth in Sections 10.02 through 10.07 below. The Buyer's Option is subject to any restrictions, exceptions, reservations, conditions, limitations, burdens, contracts, agreements and other matters applicable to the Seller's Interests other than matters arising by, through or under Seller. To the extent transferable, upon Buyer's exercise of the Buyer's Option, Seller will transfer to Buyer the benefit of and right to enforce all covenants and warranties, if any, which Seller is entitled to enforce against Seller's predecessors in title to the Seller's Interests.

     10.02    Term of the Buyer's Option

              (a) Buyer may exercise the Buyer's Option for all or any part of Seller's Interests provided, however, any partial exercise of the Buyer's Option shall not cover less than all of any Unit.

              (b) Subject to Section 10.07, the Buyer's Option is exercisable by Buyer from time to time with respect to any Unit for a period of three years after June 1, 2003; provided, however, Buyer shall not have the right to exercise Buyer's Option until Seller's Option has expired unexercised.

              (c) Subject to Section 10.07, Buyer's right to exercise the Buyer's Option shall terminate at 5:00 p.m. Central Time on June 1, 2006 (the "Buyer's Exercise Termination Date").

     10.03 Exercise of the Buyer's Option. Buyer shall exercise the Buyer's Option by providing written notice to Seller on or before the Buyer's Exercise Termination Date (the "Buyer's Option Exercise Date"). The parties agree that the date on which the transaction contemplated by exercising the Buyer's Option closes (the "Buyer's Option Closing Date") shall be on or before 120 days following the Buyer's Option Exercise Date.

     10.04    The Buyer's Option Purchase Price.

              (a) If Buyer exercises the Buyer's Option with respect to all of Seller's Interests, the cash purchase price to be paid by Buyer to Seller on the Buyer's Option Closing Date for the Seller's Interests (the "Buyer's Option Purchase Price") shall be the fair market value of the Seller's Interests, free and clear of all encumbrances arising by, through and under Seller which will be released on the Buyer's Option Closing Date, and other liabilities accruing with respect to the Seller's Interests prior to the Buyer's Option Closing Date.

     The fair market value of the Seller's Interests shall be equal to (i) the net present value of the remaining recoverable proved reserves attributable to the Reversionary Interest plus (ii) the net present value of the projected payments to Seller under the Production Payment as of the Buyer's Option Exercise Date (which shall be determined in the same manner as described in Section 9.04).

     The net present value of the remaining recoverable proved reserves attributable to the Reversionary Interest shall be established in the following manner and in accordance with the following agreed valuation principles:

              (i) recoverable reserves, projected recovery rates, and operating expense forecasts will be made by the Engineering Firm, or such other firm of independent petroleum engineers as the parties shall agree;

              (ii) gas prices will be equal to the then volume-weighted average price received by Buyer under the Cinnabar Gas Sales Contract and existing arms' length gas contracts with third parties or other arms' length spot sales to third parties for gas produced from the Interests for the 12 months immediately preceding the Buyer's Option Exercise Date adjusted for any future price escalation or de-escalation under any such arms' length third party contracts (with such weighted average price otherwise unescalated);

              (iii) the resulting net revenue stream prepared by the Engineering Firm will be discounted at the rate equal to the Prime Rate plus 400 basis points; and

              (iv) otherwise generally utilizing the same methodology used in preparing the Reserve Report.

              (b) If Buyer exercises its option with respect to less than all of Seller's Interests, the purchase price to be paid to Seller on the Buyer's Option Closing Date shall be (i) the fair market value of that portion of the Reversionary Interest attributable to the Wells, Leases and Units with respect to which the Buyer's Option is exercised, which shall be determined as provided in Section 10.04(a), plus (ii) the PP Partial Release Payment. The "PP Partial Release Payment" shall be an amount equal to the excess, if any, of (x) the net present value of the Production Payment calculated as provided in Section 10.04(a) over (y) the net present value of the Production Payment calculated as provided in Section 10.04(a) but assuming that the Production Payment did not burden the Wells, Leases and Units with respect to which the Buyer's Option is exercised.

              (c) Buyer shall engage the Engineering Firm and be responsible for payment of the fees and expenses of the Engineering Firm. If the parties cannot agree on the Buyer's Option Purchase Price, the parties agree to submit the issue to binding arbitration in accordance with the arbitration procedures set forth in Article XI. The determination of the Buyer's Option Purchase Price by the arbitrators shall be conclusive and binding upon the parties.

     10.05 Buyer's Option Closing Date. On the Buyer's Option Closing Date, the following shall occur:

              (a) Buyer shall pay to the Senior Lenders and Sub-Debt Lenders the amount, not to exceed the Buyer's Option Purchase Price, necessary to obtain a release of the Bank Liens and TCW Liens (as such terms are defined in the Intercreditor Agreement) as provided in Section 9 of the Intercreditor Agreement and Buyer shall pay the balance, if any, of the Buyer's Option Purchase Price to Seller by wire transfer in immediately available funds.

              (b) Seller shall execute, acknowledge, and deliver to Buyer sufficient numbers of assignments of the Seller's Interests to permit Buyer to record said assignments of record, such assignments to be in a form reasonably satisfactory to Buyer and Seller. The assignments will contain legally sufficient property descriptions of the Seller's Interests, comply with all recordation and governmental requirements, be made effective as of the Buyer's Option Exercise Date, and contain a special warranty of title.

              (c) Buyer shall assume and release and indemnify, defend and save and hold harmless Seller from all liabilities and obligations relating to the Seller's Interests, including but not limited to Adverse Consequences, including, without limitation, those arising under Environmental Laws that are attributable to the Seller's Interests arising after the Buyer's Option Closing Date; provided, however, that notwithstanding any other provision of this Agreement or the other Transaction Documents, Buyer shall have no obligation in regard to liabilities and other Adverse Consequences to the extent the same are attributable to the gross negligence or willful misconduct of Seller or to the breach by Seller of the Transaction Documents.

              (d) If the Buyer's Option is exercised with respect to all of the Wells, Leases and Units, Buyer shall pay to Seller the outstanding balance of principal and interest under the Fixed Payment Note as of the Buyer's Option Exercise Date, the Fixed Payment Note shall be canceled and the Quicksilver Mortgage shall be completely released. If the Buyer's Option is exercised with respect to less than all of the Wells, Leases and Units, Buyer shall make a prepayment on the Fixed Payment Note in an amount equal to the outstanding balance of principal and interest under the Fixed Payment Note as of the Buyer's Option Exercise Date multiplied by a fraction whose numerator is the Allocated Value of the Wells, Leases and Units with respect to which the Buyer's Option is exercised and whose denominator is $83,872,000, and the Quicksilver Mortgage shall be released insofar as it covers the Wells, Leases and Units with respect to which the Buyer's Option is exercised.

              (e) If the Buyer's Option is exercised with respect to less than all of the Wells, Leases and Units, (i) the volume that triggers the Production Payment Termination Date shall be reduced by the Mcf of Gas attributable to the Interests projected to be produced and sold from the Wells with respect to which the Buyer's Option is exercised from the Buyer's Option Exercise Date through the Production Payment Termination Date (prior to this adjustment), as projected by the Engineering Firm, and
     (ii) the parties shall execute an amendment in recordable form to the PP Document reflecting such reduction and releasing from the Production Payment the Wells, Leases and Units with respect to which Buyer's Option was exercised.

     10.06 Assignability. Buyer shall have the right to assign Buyer's Option, insofar as it covers all or any number of the Units, to any third party who purchases, or is purchasing on the Buyer's Option Closing Date, Buyer's interests in such Unit(s). Buyer may assign all or any portion of Buyer's Option to such third parties; provided, however, any partial assignment of Buyer's Option shall be on a "Unit-by-Unit" basis.

     10.07 Extension of Option Period. If, by reason or an amendment to or affecting section 29(f) of the Code, Capital Contribution Termination Date is after December 31, 2002, the dates certain in Sections 10.02(b) and 10.02(c) shall be deemed extended by that number of days equal to the number of days between December 31, 2002 and the Capital Contribution Termination Date.

                                   ARTICLE XI
                                   ----------

                                  ARBITRATION

     11.01 Submission to Arbitration. The parties hereby submit all controversies, claims and matters of difference to arbitration. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (a) all questions relating to the interpretation or breach of this Agreement, and (b) all questions as to whether the right to arbitrate any question exists. Buyer and Seller shall each have the right but not the obligation to consolidate into one arbitration proceeding any matters subject to arbitration under this Agreement or any other Transaction Document.

     11.02 Initiation of Arbitration and Selection of Arbitrators. The party desiring arbitration shall so notify the other party identifying in reasonable detail the matters to be arbitrated and the relief sought. Arbitration hereunder shall be before a three-person panel of neutral arbitrators, consisting of one person from each of the following categories: (1) an attorney with at least ten year's experience in oil and gas tax law; (2) an attorney with at least ten years' experience in general commercial law including oil and gas matters; and (3) a person with at least ten years' experience in the petroleum industry. The AAA shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the parties shall select one person from each category in the manner established by the AAA. In the event that any party fails to select arbitrators as required above, the AAA shall select such arbitrators. The arbitrators shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. If the arbitrators so desire they shall have the authority to retain the services of a neutral judge or attorney (whose fees shall be treated as an arbitrator's fees) to assist them in administering the arbitration and conducting any hearings and taking evidence at such hearings or otherwise.

     11.03 Arbitration Procedures. All matters arbitrated hereunder shall be arbitrated in Detroit, Michigan, pursuant to Michigan law and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA. The arbitrators shall conduct a hearing no later than 45 days after submission of the matter to arbitration, and a decision shall be rendered by the arbitrators within 10 days of the hearing. At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in an arbitration shall be made by a written opinion stating the reasons for the award made.

     11.04 Enforcement. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party. The parties agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all parties to the extent and in the manner provided by Michigan law. All awards may be filed with the clerk of one or more courts, state, federal or foreign having jurisdiction over the party against whom such award is rendered or its property, as a basis of judgment and of the issuance of execution for its collection. The parties hereby irrevocably consent to, and waive all objections with respect to, the jurisdiction and venue of the state and federal district courts in Detroit, Michigan as to all matters arising out of or related to this Agreement and the Transaction Documents. No party shall be considered in default of an obligation hereunder during the pendency of arbitration proceedings specifically relating to such obligation.

     11.05 Fees and Costs. The arbitrator's fees and other costs of the arbitration and the reasonable attorney fees, expert witness fees and costs of the prevailing party shall be borne by the non-prevailing party. In its written opinion, the arbitration panel shall, after comparing the respective positions asserted in the arbitration claim and answer thereto, declare as the prevailing party the party whose position was closest to the arbitration award (not necessarily the party in favor of which the award on the arbitration claim is rendered) and declare the other party to be the non-prevailing party. The arbitration award shall include an award of the fees and costs provided by this
Section 11.05 against the non-prevailing party.

                                  ARTICLE XII
                                  -----------

                                 MISCELLANEOUS

     12.01 Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

     12.02 Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including without limitation, legal and accounting fees, costs and expenses.

     12.03 Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be delivered by hand, by nationally recognized overnight delivery service, by facsimile transmission or by registered or certified mail, postage prepaid, addressed as follows:

     If to the Seller:

     Quicksilver Resources Inc.
     777 West Rosedale Street
     Fort Worth, TX   76104
     Attn:  Glenn M. Darden
     Fax:   (817) 665-5005

     If to the Buyer:

     Mariner Gas LLC
     c/o State Street Bank and Trust Company
     225 Franklin Street, M-8
     Boston, MA   02110
     Attn:  Susan A. Feig
     Fax:   (617) 664-4850

All notices and communications shall be effective upon actual receipt. Either party may, by written notice so delivered to the other, change the address or number to which delivery or facsimile shall thereafter be made.

     12.04 Amendment. This Agreement may not be altered or amended, nor any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

     12.05    Assignment.

              (a) Seller may not assign any portion of its rights or delegate any portion of its duties or obligations under this Agreement without the prior written consent of Buyer; provided, however, that Seller may mortgage, assign, pledge or hypothecate all or any portion of its rights under the Transaction Documents including, without limitation, the Production Payment, Reversionary Interest, Seller's Option, and Fixed Payment Note (i) to the Senior Lenders and the Sub-Debt Lenders, without the prior consent of Buyer, subject to the Intercreditor Agreement or (ii) to another lender of Seller with Buyer's prior written consent, which consent will not be unreasonably withheld but which may be conditioned upon such other lenders entering into an agreement similar to the Intercreditor Agreement with Buyer; provided however, that if Buyer exercises the Buyer's Option, Buyer shall acquire Seller's interests free and clear of any such mortgage, assignment, pledge or hypothecation and the provisions of such documents provide for a release of the subject liens upon the closing of Buyer's Option without any further payment from Buyer other than the Buyer's Option Purchase Price. Notwithstanding the foregoing or any provisions of any Transaction Document, Buyer's consent shall not be required for any assignment or reassignment from time to time of Seller's rights and interests under the Transaction Documents (other than the Management Agreement), provided (1) Seller shall remain liable for all its obligations hereunder, (2) each assignment or reassignment shall include all of Seller's rights and interests under all of the Transaction Documents excluding the Management Agreement, and (3) the assignee is an Affiliate of Seller and remains an Affiliate of Seller through the expiration of Buyer's Option.

              (b) Buyer shall have the right to assign all or any part of its rights under this Agreement without Seller's consent; provided that Buyer shall remain liable for payment and performance of all of Buyer's obligations under this Agreement unless expressly released therefrom by the written consent of Seller.

     12.06 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or make any other announcement without the prior written consent of the other party. Each party shall furnish to the other party a copy of any such release or announcement prior to its release.

     12.07    Confidentiality.

              (a) Buyer and Seller shall keep this Agreement and the other Transaction Documents confidential (i) except Buyer may furnish copies of the Transaction Documents to the IRS in connection with seeking the Private Letter Ruling and each party may disclose the terms of the Transaction Documents to the IRS as necessary, and (ii) except to the extent either party may be required to disclose the contents of the Management Agreement to third parties in carrying on the business of Buyer or filing the official forms of conveyances covering the Interests with appropriate governmental authorities, or to the extent required in the operation of the Interests, pursuant to the Management Agreement, by law, regulation or order, by stock exchange requirements, in connection with obtaining third party consents and waivers of preferential purchase rights and other matters, or in connection with any public announcement issued in accordance with Section 11.06.

              (b) Buyer will keep confidential the Confidential Information furnished to Buyer or State Street Bank and Trust Company by Seller concerning Seller and the Interests, except (1) to the extent that disclosure to a third party is required by applicable law or regulation or by stock exchange requirements; (2) information which, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement) as evidenced by a generally available document or publication; (3) information that was in its possession prior to disclosure and was not acquired directly or indirectly from Seller; (4) to the extent disclosure is necessary or advisable, to its employees, consultants or advisors for the purpose of carrying out their obligations hereunder; (5) potential purchasers of the Interests or membership interests in Buyer and their financial institutions, accountants, consultants, legal counsel or investment advisors; (6) to the extent necessary, disclosure to third parties to enforce this Agreement, or (7) to a member or manager, or any Affiliate of Buyer; provided, however, that in each case of disclosure pursuant to (4), (5), or (7), the persons to whom disclosure is made agree to be bound by this confidentiality provision. As used in this paragraph, the term "Confidential Information" shall mean information concerning the Interests, the operations thereof, business, trade secrets, technical know-how and other non-public information relating to Seller.

     12.08 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     12.09 Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. This Agreement shall become operative when each party has executed at least one counterpart of this Agreement. Delivery of an executed counterpart of this Agreement (or any other documents related to the transactions contemplated by this Agreement) by facsimile shall be equally effective as delivery of a manually executed counterpart of this Agreement or any such document, and the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement or any such document.

     12.10 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations.

     12.11 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Michigan, without application of such state's conflict of laws rules.

     12.12 Entire Agreement. This Agreement and the other Transaction Documents (including the Exhibits and Schedules hereto and thereto) constitute the entire understanding between the parties with respect to the subject matter hereof and supersedes all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

     12.13 Mutually Drafted. The parties stipulate and agree that the Transaction Documents and the language used in the Transaction Documents are the product of both parties' efforts in consultation with their attorneys and other consultants and each party hereby irrevocably waives the benefit of any rule of contract construction which disfavors the drafter of an agreement.

     12.14 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

     12.15 Late Payments. In the event that any amount owed by one party to the other party under this Agreement is not paid when it becomes due and payable, in addition to any other remedies at law or in equity, Buyer or Seller, as the case may be, agrees to pay interest at the Late Payment Interest Rate, compounded monthly, on such past due amount from the due date until paid.

                           [SIGNATURES ON NEXT PAGE]

                              MARINER GAS LLC

                              By:  Antrim Corporation
                                   Manager

                              By:  /s/ Susan A. Feig
                                  --------------------------------------
                              Name:   Susan A. Feig
                              Title:  President


                              QUICKSILVER RESOURCES INC.


                              By: /s/ Glenn Darden
                                  --------------------------------------
                              Name:   Glenn Darden
                              Title:  President and Chief Executive
                                      Officer